EXHIBIT Q

Confidential portions of this exhibit have

been omitted and filed separately with the

Securities and Exchange Commission

Dated June 28, 2013

TURQUOISE HILL RESOURCES LTD.

(as Borrower)

and

RIO TINTO SOUTH EAST ASIA LIMITED

(as Lender)

US DOLLAR 225,000,000 OT BRIDGE FUNDING AGREEMENT

THIS AGREEMENT is made as of the 28th day of June, 2013 between

(1)	TURQUOISE HILL RESOURCES LTD., a corporation continued under the laws of the Yukon Territory, as borrower (the “Borrower”); and

(2)	RIO TINTO SOUTH EAST ASIA LIMITED a company incorporated under the laws of England and Wales, as lender (“RTSEA”).

WHEREAS the Borrower has requested the Bridge Facility (as such term is defined herein) for the purpose of meeting its short term funding obligations with respect to the OT Project and the Operations (as such terms are defined herein) and the Lender (as such term is defined herein) has agreed to provide the Bridge Facility to the Borrower upon and subject to the terms and conditions set out in this Agreement;

IN CONSIDERATION OF THE COVENANTS AND AGREEMENTS HEREIN CONTAINED, the parties agree as follows:

1.	Definitions and Interpretation

For purposes of this Agreement, including the representations and warranties of the Borrower set out in Appendix 1 hereto, the terms herein defined shall have the meanings set out below unless the context otherwise requires or except as otherwise expressly provided herein:

(a)	“ACAA” means the acknowledgement, consent and amending agreement between the Borrower, RTIH and certain others dated October 6, 2009, as it may be amended, supplemented or restated from time to time in accordance with the terms thereof;

(b)	“Additional Funding” has the meaning given to such term in the RT/IVN Governance Agreement and any capitalized term embedded therein will have the meaning given to such term in the RT/IVN Governance Agreement;

(c)	“ADSR Certificate” has the meaning given in Section 55 of the MOA;

(d)	“Affiliate” means, in respect of a specified person, any person which Controls, is Controlled by, or is under common Control with, such specified person and, in the case of the Lender or any member of the Rio Tinto Group, “Affiliate” includes any member of the Rio Tinto Group but excludes the Borrower and its Subsidiaries and, in the case of the Borrower or any of its Subsidiaries, excludes any member of the Rio Tinto Group;

(e)	“Agreement” means this bridge funding agreement including its recitals and schedules;

(f)	“Applicable Laws” means all applicable governmental laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether federal, provincial, territorial, municipal or local, whether domestic or foreign, and whether legislative, administrative or judicial in nature, and “Applicable Law” means any of the foregoing;

(g)	“Aruba Holdings” means Ivanhoe Mines Aruba Holdings LLC A.V.V.;

(h)	“Availability Period” means the period from and including the Effective Date to and excluding the date which is the earlier of (x) the Maturity Date and (y) the date on which the maximum amount of the Bridge Facility has been disbursed to the Borrower under the terms of this Agreement;

(i)	“Available OT Funds”, as of the date of a Funding Request, means the amount then standing to the credit of the Borrower in the OT Account less the Permitted OT Account Reserve, provided that for the purposes of this Agreement, the Available OT Funds shall not be less than zero at any time;

(j)	“B.C. Securities Act” means the Securities Act (British Columbia);

(k)	“Borrower” means Turquoise Hill Resources Ltd.;

(l)	“Borrower Change of Control” means any person, or group of persons acting jointly or in concert (other than one or more members of the Rio Tinto Group), acquiring beneficial ownership of more than fifty per cent (50%) of the outstanding Borrower Shares;

(m)	“Borrower Continuous Disclosure Documents” means, at any time, the following continuous disclosure documents filed by the Borrower (a) pursuant to National Instrument 51-102 Continuous Disclosure Obligations of the Canadian securities regulatory authorities, as amended and (b) with the United States Securities and Exchange Commission:

(i)	the Borrower’s then most recently filed annual information form;

(ii)	the Borrower’s then most recently filed audited annual consolidated comparative financial statements, together with the notes thereto and the auditors’ report thereon and including management’s discussion and analysis of financial condition and results of operations for the periods reported upon;

(iii)	the Borrower’s unaudited interim comparative consolidated financial statements, including management’s discussion and analysis of financial condition and results of operations for periods to which such financial statements relate, filed since the end of the financial year of the Borrower to which the Borrower’s then most recently filed audited annual consolidated comparative financial statements relate;

(iv)	all management proxy circulars filed by the Borrower during the twelve (12) months preceding such time;

(v)	all material change reports filed by the Borrower since the beginning of the Borrower’s then current financial year; and

(vi)	the Borrower’s then most recently filed annual report on Form 40-F;

(n)	“Borrower Holdcos” means, collectively, any of Delaware Holdings, Aruba Holdings, THR BVI, THR Mines, Turquoise Hill Netherlands, OT NBV, Movele, Turquoise Hill Luxembourg and any other Subsidiary of the Borrower through which the Borrower directly or indirectly owns a beneficial interest in OT LLC from time to time or through which the Borrower directly or indirectly provides funding to OT LLC from time to time;

(o)	“Borrower Share” means a common share without par value in the capital of the Borrower and collectively the “Borrower Shares”;

(p)	“Breakage Costs” means the amount (if any) by which:

(i)	the interest which the Lender should have received for any amount of principal prepaid under the Bridge Facility on any day prior to the Maturity Date, had that amount of principal been received on the Maturity Date, for the period starting on the Business Day following receipt of such principal prepayment and ending on the Maturity Date exceeds

(ii)	the amount which the Lender would be able to obtain by placing an amount equal to the relevant principal amount on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt of such principal prepayment and ending on the Maturity Date, as calculated by the Lender, acting reasonably;

(q)	“Bridge Facility” has the meaning given to such term in Section 4(a);

(r)	“Bridge Funding Facility Documents” means, collectively, this Agreement, the General Security Agreement and each standing and irrevocable direction delivered in connection with this Agreement;

(s)	“Business Day” means any day other than a Saturday or Sunday upon which banks in Vancouver, British Columbia and London, England are ordinarily open for business;

(t)	“Calculation Period” has the meaning given to such term in Section 11(a);

(u)	“Canadian Securities Laws” means, collectively, the B.C. Securities Act and the applicable securities laws of the other provinces and territories of Canada, the regulations made and forms prescribed thereunder together with all applicable published rules, instruments, policy statements and blanket orders and rulings of the Canadian securities regulatory authorities;

(v)	“Commencement of Production” has the meaning given to such term in Chapter 16 of the OT Investment Agreement and any capitalized term embedded therein will have the meaning given to such term pursuant to the OT Investment Agreement;

(w)	“Commitment Fee” has the meaning given to such term in Section 11(a);

(x)	“Commitment Fee Rate” means an amount per annum equal to 40% of the Margin;

(y)	“Constating Documents” means the charter, the memorandum, the articles of association, the articles of incorporation, the articles of continuance, the articles of amalgamation, the by-laws and any other instrument pursuant to which an entity is created, incorporated, continued, amalgamated or otherwise established, as the case may be, and/or which governs in whole or in part such entity’s affairs, together with any amendments thereto;

(z)	“Control” used as a verb means, with respect to a body corporate, the right in all circumstances, directly or indirectly, to exercise a majority of the votes which may be cast at a general meeting of the shareholders of the body corporate or the right to elect or appoint, directly or indirectly, a majority of the directors of the body corporate and, when used with respect to any other person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers;

(aa)	“Conversion Date” means the date which is three (3) Business Days following the date on which the Lender delivers a Conversion Notice;

(bb)	“Conversion Notice” has the meaning given to such term in Section 10(a);

(cc)	“Conversion Price”, in respect of any Borrower Shares to be issued as a result of the delivery by the Lender of a Conversion Notice in respect of all or part of the Loan Amount, means 85% of the Current Market Price at the date of delivery of such Conversion Notice;

(dd)	“Current Market Price” of the Borrower Shares at any date, means (A) the volume weighted average trading price per Borrower Share at which the Borrower Shares have traded on the NYSE, or, if the Borrower Shares in respect of which a determination of Current Market Price is being made are not listed on the NYSE but are listed or quoted for trading on another stock exchange or securities market on such date, on such stock exchange or securities market on which the Borrower Shares are listed or quoted as may be selected for such purpose by the Borrower’s board of directors, for the five (5) consecutive trading days before such date, or (B) if the Borrower Shares in respect of which a determination of Current Market Price is being made are not listed or quoted on any stock exchange or securities market but are traded on the over-the-counter market on such date, the volume weighted average trading price per Borrower Share at which the Borrower Shares have traded on the over-the-counter market for any twenty (20) consecutive trading days selected by the Borrower commencing not more than forty-five (45) trading days and ending not fewer than five (5) trading days before such date; provided, however, if such Borrower Shares are not traded during such forty (40) trading day period for at least twenty (20) consecutive trading days, the simple average of the following prices established for each of twenty (20) consecutive trading days selected by the Borrower commencing not more than forty-five (45) trading days before such date:

(i)	the average of the bid and ask prices for each day on which there was no trading, and

(ii)	the closing price of the Borrower Shares for each day on which there was trading,

or, (C) if the Borrower Shares in respect of which a determination of Current Market Price is being made are not listed or quoted on any stock exchange or securities market or traded on the over-the-counter market on such date, the Current Market Price will be as determined by the Borrower’s board of directors or such firm of independent chartered accountants as may be selected by the Borrower’s board of directors, acting reasonably and in good faith in their sole discretion; and for these purposes, the volume weighted average trading price for any period will be determined by dividing the aggregate sale prices during such period by the total number of Borrower Shares sold during such period;

(ee)	“Debt” means, with respect to any person, all obligations that, in accordance with GAAP, would then be classified as a liability of such person, and, without limitation, includes, with respect to such person:

(i)	an obligation in respect of borrowed money or for the deferred purchase price of assets, property or services or an obligation that is evidenced by a note, bond, debenture or any other similar instrument;

(ii)	a transfer with recourse or with an obligation to repurchase, to the extent of the liability of such person with respect thereto;

(iii)	an obligation under a capital lease;

(iv)	an obligation under a residual value guarantee made with respect to an operating lease in which such person is the lessee;

(v)	a reimbursement obligation or other obligation in connection with a bankers’ acceptance or any similar instrument, or letter of credit or letter of guarantee issued by or for the account of such person;

(vi)	a contingent obligation to the extent that the primary obligation so guaranteed would be classified as “Debt” (within the meaning of this definition) of such person; or

(vii)	any shares in the capital of such person that are redeemable or retractable at the option of the holder of such shares for cash or obligations constituting Debt or any combination thereof; provided, however, that there shall not be included for the purpose of this definition any obligation that is on account of trade accounts payable incurred which are in the ordinary course of business provided such trade accounts payable are not delinquent and in no event are outstanding for more than ninety (90) days;

(ff)	“Delaware Holdings” means Ivanhoe Mines Delaware Holdings, LLC;

(gg)	“Disclosed Encumbrances” means the Encumbrances set out in Appendix 2 hereto;

(hh)	“Distributed OT Cash Flow” means, in respect of any period, any cash or cash equivalents that are paid or otherwise transferred (or which save for the provisions of the standing payment directions provided by OT LLC to the Rio Tinto Manager would have been paid) during such period from OT LLC:

(i)	to or for the account of the Borrower or any of its Subsidiaries; or

(ii)	to any member of the Rio Tinto Group (or any third party to which the Lender’s rights under this Agreement or the OT Interim Funding Agreement may be assigned as permitted hereby) at the direction of the Borrower or any of its Subsidiaries in satisfaction of amounts otherwise transferable to the Borrower or any of its Subsidiaries, including for greater certainty (a) any amounts paid or transferred as repayments of shareholder loans, payments on the redemption of shares or cash dividends, (b) cash distributions (but not accruals) on account of the Management Services Payment (it being acknowledged that the Borrower and RTIH have agreed that the Management Services Payment may be accrued by OT LLC until the Commencement of Production), (c) any amounts paid or transferred as repayments of any Outstanding Balance (as such term is defined in the OT Shareholders Agreement) by Erdenes to the Borrower pursuant to the OT Shareholders Agreement and any other amounts paid or transferred by Erdenes to any Subsidiary of the Borrower under the OT Shareholders Agreement, (d) any amounts paid or transferred as payments for the account of the Borrower or any of its Subsidiaries on the sale of OT LLC shares if such sale is required by GOM or otherwise and (e) any other amounts paid or transferred to or for the account of the Borrower, any of its Subsidiaries, any such other member of the Rio Tinto Group or any such third party as aforesaid with funds derived in any manner whatsoever from the OT Project;

(ii)	“Drawdown Conditions” means, at the time of each advance under this Agreement, each of the following conditions: (i) there is no availability of funds under the Interim Funding Facility (or if there is availability of funds under the Interim Funding Facility, the amount available under the OT Interim Funding Agreement is insufficient to meet the applicable Funding Call Deficiency in full), (ii) after the payment of all fees to members of the Rio Tinto Group due and owing at the date of such advance, the Borrower has no remaining or other sources of funds at the time of such advance other than US$30,000,000 in the aggregate and (iii) there are undrawn funds available to the Borrower under the Bridge Facility;

(jj)	“Effective Date” means the date on which the Lender notifies the Borrower that all of the conditions precedent to the initial advance of funds to the Borrower under the Bridge Facility in Section 6(a) have been satisfied or waived;

(kk)	“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right-of-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind of nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise);

(ll)	“Erdenes” means Erdenes Oyu Tolgoi LLC;

(mm)	“Event of Default” has the meaning given to such term in Section 17;

(nn)	“Existing Licenses” has the meaning given to such term in the PPA and any capitalized term embedded therein will have the meaning given to such term in the PPA;

(oo)	“Expropriation Event” has the meaning given to such term in Section 17(k)(i);

(pp)	“Final Documentation” means collectively, the RT/IVN Governance Agreement, the OT Management Agreement and the OT Interim Funding Agreement, as such terms are defined in Section 52(a), 52(b) and 43 of the Heads of Agreement, respectively;

(qq)	“Financial Institution” has the meaning given to such term in Section 3(f)B;

(rr)	“Front End Fee” has the meaning given to such term in Section 11(b);

(ss)	“Funding Call”, in respect of a calendar month, means the requested funding specified in a Funding Request, and being the amount by which the Available OT Funds will be insufficient to fund the Monthly Estimate (as such term is defined in the Heads of Agreement) set out in the Funding Notice in respect of such calendar month;

(tt)	“Funding Call Deficiency” means, in relation to a Funding Call, an amount equal to the lesser of (i) such Funding Call, (ii) the amount by which the principal amount available for drawdown under the Interim Funding Facility would be insufficient to fund such Funding Call, and (iii) the principal amount remaining available for drawdown under the Bridge Facility pursuant to the terms of this Agreement (as adjusted in accordance with Section 9 hereof);

(uu)	“Funding Holdco” means each Borrower Holdco identified in Part B of Appendix 8;

(vv)	“Funding Notice” has the meaning given to such term in the Heads of Agreement and being substantially in the form attached as Schedule N to the Heads of Agreement;

(ww)	“Funding Request” means a request and certificate duly executed by a senior officer of the Borrower, substantially in the form attached hereto as Appendix 7, with such additional certification as may be required by Section 6(b);

(xx)	“GAAP” has the meaning given to such term in Section 1.3;

(yy)	“General Security Agreement” means the general security agreement between the Borrower and the Lender to be entered into as of the date hereof, in substantially the form attached as Appendix 4 hereto;

(zz)	“GOM” means the Government of Mongolia;

(aaa)	“Governmental Authority” means any national, central, federal, provincial, state, municipal, county or other government or regional authority, whether executive, legislative or judicial, and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

(bbb)	“Heads of Agreement” means a heads of agreement dated as of December 8, 2010 between the Borrower and RTIH, as amended and as such agreement may be further amended, supplemented or restated in accordance with the terms thereof from time to time including as amended pursuant to the Omnibus Amending Agreement;

(ccc)	“IFRS” means International Financial Reporting Standards as issued from time to time by the International Accounting Standards Board (or its relevant successor body) and interpretations issued from time to time by the International Financial Reporting Interpretations Committee (or its relevant successor body);

(ddd)	“Indemnified Taxes” has the meaning given to such term in Section 8(e);

(eee)	“Initial PF Fee Requirements” means all fees required to be paid (including to RTIH or any Affiliate) in connection with the OT Project Financing prior to the first advance thereunder;

(fff)	“Interim Funding Facility” means the non-revolving interim funding facility provided to the Borrower by RTSEA pursuant to the terms of the OT Interim Funding Agreement;

(ggg)	“Interim Funding Facility Documents” has the meaning given to the term “Facility Documents” in the OT Interim Funding Agreement and any capitalized term embedded therein will have the meaning given to such term in the OT Interim Funding Agreement;

(hhh)	“Investment” has the meaning given to such term in Section 5(b);

(iii)	“ITA” means the Income Tax Act (Canada);

(jjj)	“Lender” has the meaning given to such term in Section 3(a);

(kkk)	“LIBOR Rate” means in relation to any interest period, the interest rate expressed as a percentage per annum on the basis of a 360 day year at which deposits in US Dollars are offered in the London interbank market for a term comparable to such period, quoted as the Official BBA LIBOR Fixing for such term conducted by the British Bankers’ Association at or about 11 a.m. (London time) on the second business day in London prior to the first day of such period, and accessed through the appropriate Bloomberg page (or such other page as may replace such page on such service or system, or on another service or system designated by the British Bankers’ Association for the purpose of displaying the rates (expressed to five decimal places) at which dollar deposits are offered by leading banks in the London interbank market), provided that if no rate is quoted as the Official BBA LIBOR Fixing for such term conducted by the British Bankers’ Association for such interest period, there shall be taken instead the arithmetic mean of the rates quoted to the Lender by three leading banks selected by the Lender in the London interbank market, at or about 11 a.m. (London time) two business days in London before the first day of such interest period for the making of deposits in US Dollars for a term comparable to such period, provided further that if no rate is quoted to the Lender by three leading banks selected by the Lender in the London interbank market, the LIBOR Rate shall be determined by the Lender acting reasonably;

(lll)	“Loan Amount” means the aggregate principal amount outstanding under the Bridge Facility from time to time, together with all accrued but unpaid interest, unpaid Commitment Fees and other fees, charges, costs and other amounts then outstanding under the Bridge Funding Facility Documents;

(mmm)	“Management Services Payment” means the management services payment under Section 7.4 of the OT Shareholders Agreement and equivalent provisions of earlier versions of such agreement;

(nnn)	“Margin” means 500 basis points per annum;

(ooo)	“Material Adverse Effect” means, in the sole opinion of the Lender, acting reasonably, the effect of any event or circumstance which is or is likely to be materially (i) adverse to the ability of the Borrower or any of its Material Subsidiaries to perform or comply with its obligations under any of the Transaction Documents, (ii) prejudicial to the business, operations or financial condition of the Borrower, or of the Material Subsidiaries (other than SGR and its Subsidiaries) taken as a whole, or (iii) adverse to the ability of the Borrower or any of its Material Subsidiaries (other than SGR and its Subsidiaries), or the Rio Tinto Manager, to develop and operate the OT Project in accordance with the most recent plan and budget for the OT Project approved from time to time by the Technical Committee and the board of directors of OT LLC;

(ppp)	“Material Subsidiary” means, collectively, OT LLC and each other Subsidiary of the Borrower through which the Borrower beneficially owns, directly or indirectly, any interest in OT LLC, the OT Project or any mineral resource situated in Mongolia from time to time, and any other direct or indirect Subsidiary or Affiliate of the Borrower that loans money to any Material Subsidiary from time to time, and, as at the date of this Agreement, includes each Borrower Holdco, SGR and certain of the Subsidiaries of SGR;

(qqq)	“Maturity Date” means the earliest of (i) August 12, 2013, (ii) the date on which all of the conditions precedent to the first drawdown under the OT Project Financing have been satisfied or waived; and (iii) the date on which the entire Loan Amount becomes due and payable under this Agreement in accordance with the terms hereof;

(rrr)	“MOA” means the memorandum of agreement dated April 17, 2012 among the Borrower, RTIH and RTSEA pursuant to which, inter alia, the Rio Tinto Group agreed to provide additional financial support to the Borrower in order to ensure the continued funding and timely development of the OT Project, as it may be amended, supplemented or restated from time to time;

(sss)	“Movele” means Movele S.à.r.l.;

(ttt)	“NASDAQ” means the NASDAQ Stock Market;

(uuu)	“Non-OT Assets” means those mineral resource interests and assets held, directly or indirectly, by the Borrower, other than the OT Project;

(vvv)	“Notice” has the meaning given to such term in Section 36;

(www)	“NYSE” means the New York Stock Exchange;

(xxx)	“Official” means any officer of a political party or candidate for political office or any officer or employee of a Governmental Authority or of a public international organization;

(yyy)	“Offshore Accounts” has the meaning given to such term in Section 13(a) and each such account, an “Offshore Account”;

(zzz)	“Omnibus Amending Agreement” means the amending agreement to be entered as of the date hereof between the Borrower, the Lender and RTIH providing certain amendments to the OT Interim Funding Agreement and the Heads of Agreement required thereunder, as applicable, as a result of the transactions contemplated by this Agreement;

(aaaa)	“Operations” has the meaning given to such term in the PPA and any other capitalized term embedded therein will have the meaning given to such term in the PPA;

(bbbb)	“OT Account” means the US Dollar account in the name of the Borrower (which, as at the date of this Agreement, is [***]) held with Canadian Imperial Bank of Commerce in Vancouver, British Columbia, Canada, established pursuant to Section 26 of the Heads of Agreement;

(cccc)	“OT Interim Funding Agreement” means the terms and conditions set out in Schedule D of the Heads of Agreement, as it may be amended, supplemented or restated from time to time including as amended pursuant to the Omnibus Amending Agreement;

(dddd)	“OT Investment Agreement” means the investment agreement between the Borrower, OT LLC, RTIH and GOM dated October 6, 2009, as amended, supplemented or restated from time to time;

(eeee)	“OT LLC” means Oyu Tolgoi LLC;

(ffff)	“OT Management Agreement” means the terms and conditions set out in Schedule F of the Heads of Agreement, or the Oyu Tolgoi management agreement contemplated to be entered into between the Rio Tinto Manager and OT LLC pursuant to Section 92(a) of the Heads of Agreement, in each case as it may be amended, supplemented or restated from time to time in accordance with the terms thereof;

(gggg)	“OT NBV” means Oyu Tolgoi Netherlands B.V.;

(hhhh)	“OT Payment” means the 2% net smelter returns entitlement in respect of the OT Project from OT LLC purchased by the Borrower from BHP Minerals International Exploration Inc. pursuant to an agreement evidenced by a letter of BHP Minerals International Exploration Inc. dated October 31, 2003 accepted by the Borrower on November 1, 2003;

(iiii)	“OT Project” means the Oyu Tolgoi copper and gold mineral development project, and all associated infrastructure wheresoever situated, including:

(i)	those geographical areas in the Omnigov Aimag of Mongolia that are the subject of the Existing Licenses, a map and schedule of co-ordinates of which is attached as Schedule E to the PPA; and

(ii)	all geographical areas situated within a fifty (50) kilometre radius of the outer perimeter of the geographical areas that are the subject of the Existing Licenses in which the Borrower, OT LLC or any of its Affiliates now holds, or hereafter acquires, an interest of any nature whatsoever;

(jjjj)	“OT Project Financing” means a comprehensive project financing for the OT Project acceptable to each of the Borrower, RTIH and the board of directors of OT LLC, each acting reasonably, in an amount of approximately US$3.0 to US$4.0 billion from a group of third party lenders;

(kkkk)	“OT Project Financing Permitted Debt” means Debt in respect of the OT Project Financing;

(llll)	“OT Shareholders Agreement” means the amended and restated shareholders’ agreement between OT LLC, THR BVI, OT NBV and Erdenes dated as of June 8, 2011, as it may be further amended, supplemented or restated from time to time;

(mmmm)	“Permitted Debt” means (i) Debt under the OT Interim Funding Agreement; (ii) Debt under this Agreement; (iii) Debt of Material Subsidiaries (other than SGR and its Subsidiaries) in favour of the parties and in the amounts specified in Appendix 3 hereto as such Appendix may be revised from time to time with the consent of the Lender; (iv) guarantees granted by the Borrower in relation to any Debt of Material Subsidiaries (other than SGR and its Subsidiaries) in favour of the parties and in the amounts specified in Appendix 3 hereto as such Appendix may be revised from time to time with the consent of the Lender; (v) any parent guarantee or letter of credit issued after the date hereof by or for the account of the Borrower in favour of a third party to secure a contractual obligation (other than an obligation to repay borrowed money) of a Material Subsidiary (other than SGR and its Subsidiaries) to such third party in furtherance of the plan and budget approved from time to time by the Technical Committee and board of directors of OT LLC for the OT Project; (vi) any parent guarantee granted by the Borrower in the ordinary course of business in relation to any Subsidiary (other than SGR and its Subsidiaries) for business related office equipment leases, including photocopiers, office furniture and computers; (vii) Debt of the Borrower for business related office equipment leases, including photocopiers, office furniture and computers; (viii) Debt (other than in respect of the OT Project Financing) secured by Permitted Encumbrances; (ix) Debt existing on the date hereof secured by Disclosed Encumbrances; (x) OT Project Financing Permitted Debt provided that such OT Project Financing Permitted Debt will permit the Borrower to fully comply with its obligations under Section 9(f) hereof, failing which compliance such Debt will not be Permitted Debt and will be deemed never to have been Permitted Debt; and (xi) Debt which constitutes Additional Funding;

(nnnn)	“Permitted Encumbrance” means at any time and from time to time:

(i)	undetermined or inchoate Encumbrances incidental to construction, maintenance or operations which have not at the time been filed pursuant to Applicable Law;

(ii)	the Encumbrance of taxes and assessments for the then current year, the Encumbrance for taxes and assessments not at the time overdue and Encumbrances securing worker’s compensation assessments which are not overdue;

(iii)	cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Encumbrances or claims incidental to current construction, mechanics’, warehousemens’, carriers’ and other similar Encumbrances;

(iv)	security given in the ordinary course of business to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the ordinary course of the business of the OT Project;

(v)	easements, rights of way and servitudes in existence at the date hereof and future easements, rights of way and servitudes which in the reasonable opinion of RTIH will not in the aggregate materially impair the use of real property concerned for the purpose for which it is held or used by the Borrower or its Subsidiaries;

(vi)	all rights reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit held by the Borrower or its Subsidiaries or by any statutory provision to terminate any such lease, licence, franchise grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain an Encumbrance on any property or assets of the Borrower or its Subsidiaries in the event of failure to make such annual or other periodic payments;

(vii)	security given in respect of the Interim Funding Facility;

(viii)	security given in respect of the Bridge Facility (including the Encumbrances constituted by or pursuant to the General Security Agreement);

(ix)	security given in respect of the OT Project Financing if and for so long as the debt in respect of the OT Project Financing constitutes Permitted Debt, failing which such Encumbrances will cease to be, and will be deemed never to have been, Permitted Encumbrances;

(x)	solely for purposes of Section 71 of the Heads of Agreement, security given in respect of the OT Project Financing or any Additional Funding;

(xi)	the Encumbrances constituted by or pursuant to the General Security Agreement (as defined in OT Interim Funding Agreement);

(xii)	the Disclosed Encumbrances (as defined in Schedule D to the Heads of Agreement);

(xiii)	the Disclosed Encumbrances set out in Appendix 2; and

(xiv)	such other Encumbrances as may from time to time be consented to in writing by RTIH and the Lender;

(oooo)	“Permitted OT Account Reserve” means, as of the date of a Funding Request, an amount up to US$30,000,000 as indicated in such Funding Request;

(pppp)	“Political Risk Event” has the meaning given to such term in Section 17(k)(ii);

(qqqq)	“PPA” means the private placement agreement dated October 18, 2006 between the Borrower and RTIH, as amended (including as amended in accordance with Schedule G of the MOA), supplemented or restated in accordance with the terms thereof from time to time;

(rrrr)	“Prepayment Shortfall” has the meaning given to such term in Section 9(f);

(ssss)	“Prohibited Payment” by a person is any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other person if such person knows, or has reasonable grounds for believing, that the other person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the person, its Affiliates or any other person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if it is lawful under Applicable Law which for these purposes includes the laws of the jurisdiction in which the payment is made and the laws of Canada, the United States and England;

(tttt)	“Rio Tinto Group” means Rio Tinto plc (incorporated in England), Rio Tinto Limited (incorporated in Victoria, Australia) and any other corporation wherever situated in which Rio Tinto plc and/or Rio Tinto Limited owns or Controls, directly or indirectly, more than 50 per cent of the shares or stock carrying the right to vote at a general meeting (or its equivalent) of the corporation but excludes the Borrower and its Subsidiaries;

(uuuu)	“Rio Tinto Manager” means RTOTM LLC or another member of the Rio Tinto Group designated by RTIH from time to time to act as manager of the OT Project pursuant to the terms of the OT Management Agreement;

(vvvv)	“RTIH” means Rio Tinto International Holdings Limited;

(wwww)	“RT/IVN Governance Agreement” means the terms and conditions set out in Schedule E of the Heads of Agreement, or the governance agreement contemplated to be entered into between the Borrower, RTIH, OT NBV and THR BVI pursuant to Section 92(a) of the Heads of Agreement, in each case as it may be amended, supplemented or restated from time to time;

(xxxx)	“RTSEA” means Rio Tinto South East Asia Limited;

(yyyy)	“Securities Laws” means, collectively, Canadian Securities Laws, U.S. Securities Laws and all other Applicable Laws regulating trading in securities;

(zzzz)	“Series D Warrant Certificates” has the meaning given to such term in the MOA;

(aaaaa)	“SGR” means SouthGobi Resources Ltd;

(bbbbb)	“Subsidiary” means, in respect of any person, a person who is under the Control of such person;

(ccccc)	“Tax” or “Taxes” means all present or future taxes, rents, rates, deductions, liens, duties, withholdings, imposts, levies, premiums, assessments, governmental fees or dues of any kind or nature whatsoever imposed by any Governmental Authority having power to tax, together with any penalties, fines, additions to tax and interest thereon;

(ddddd)	“Technical Committee” has the meaning given to such term in the PPA;

(eeeee)	“THR BVI” means THR Oyu Tolgoi Ltd. (formerly Ivanhoe Oyu Tolgoi (BVI) Ltd.);

(fffff)	“THR Mines” means THR Mines (BC) Ltd. (formerly Ivanhoe OT Mines Ltd.);

(ggggg)	“Transaction Documents” means the Bridge Funding Facility Documents, the Heads of Agreement, the MOA, the Final Documentation, the Interim Funding Facility Documents, the ADSR Certificate, the PPA, the ACAA, the Series D Warrant Certificates, the OT Investment Agreement and the OT Shareholders Agreement;

(hhhhh)	“TSX” means the Toronto Stock Exchange;

(iiiii)	“Turquoise Hill Netherlands” means Turquoise Hill Netherlands Coöperatif U.A.;

(jjjjj)	“Turquoise Hill Luxembourg” means Turquoise Hill Luxembourg – Ivanhoe Mines Ltd., Luxembourg Branch;

(kkkkk)	“US Dollars” or “US$” means lawful money of the United States of America;

(lllll)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(mmmmm)	“US GAAP” means the accounting principles from time to time approved by the Financial Accounting Standards Board of the United States of America (or its relevant successor institute);

(nnnnn)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(ooooo)	“U.S. Securities Laws” means, collectively, the U.S. Securities Act, the U.S. Exchange Act, the securities laws of the states of the United States, the regulations made and forms prescribed thereunder together with all applicable published rules, instruments, policy statements and blanket orders and rulings of the United States Securities and Exchange Commission.

1.2	All other capitalized terms not otherwise defined herein will have the meanings given to them in the Heads of Agreement or the MOA, as applicable.

1.3	Wherever in this Agreement reference is made to generally accepted accounting principles (“GAAP”), such reference shall be deemed to be to:

(i)	in respect of all periods during which the Borrower is permitted under Applicable Laws to, and does, continue to apply US GAAP, US GAAP; and

(ii)	in respect of all periods commencing from the earlier of the date as of which (i) the Borrower is required to apply IFRS and (ii) in compliance with Applicable Laws, the Borrower voluntarily adopts and applies IFRS, IFRS;

in each case applicable on a consolidated basis as at the date on which such calculation is made or required to be made in accordance with GAAP. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement or any other Bridge Funding Facility Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP applied on a basis consistent with its past practice (except to the extent that the Borrower’s adoption of IFRS may make consistency with the Borrower’s past practice in respect of periods during which it applied US GAAP impracticable).

1.4	The inclusion of reference to Permitted Encumbrances in any Transaction Document is not intended, unless expressly agreed otherwise, to subordinate and will not subordinate any encumbrance created by the General Security Agreement to any Permitted Encumbrance.

1.5	For the purposes of this Agreement, the Borrower acknowledges that where the rate of interest payable under this Agreement is found by a court of competent jurisdiction to exceed the maximum rate of interest permitted by Applicable Law, then during the time that the rate of interest would exceed the permissible limit, that part of each interest payment attributable to the portion of the interest rate that exceeds the permissible limit shall not be payable.

1.6	For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

2.	Heads of Agreement

Sections 44 to 49 of Heads of Agreement shall apply to each drawdown request under this Agreement.

3.	Parties and Assignment

(a)	Lender:	As at the date hereof, RTSEA or, if applicable, following the date hereof, any other member of the Rio Tinto Group to be designated by RTIH as the Lender pursuant to Section 3(f) and which accedes to this Agreement in accordance with the terms hereof (the “Lender”).

(b)	Borrower:	Turquoise Hill Resources Ltd.

(c)	All references to the Rio Tinto Funding Company contained in the Heads of Agreement shall, for the purposes of this Agreement, be deemed to be references to the Lender and the Lender shall, for the purposes of the Heads of Agreement as its terms relate to this Agreement, be entitled to any and all rights and shall be solely responsible for the fulfilment of all obligations of the Rio Tinto Funding Company under the Heads of Agreement to the same extent and with the same force and effect as if the Lender had originally been an additional party to the Heads of Agreement.

(d)	In so far as the same relate or are deemed to relate to this Agreement, the Lender undertakes to perform the obligations expressed in the Heads of Agreement to be performed by the Rio Tinto Funding Company and agrees that it shall be bound by all provisions of the Heads of Agreement to the same extent and with the same force and effect as if the Lender had originally been an additional party to the Heads of Agreement in the capacity as the Rio Tinto Funding Company.

(e)	For greater certainty, the Borrower agrees that it may not transfer its rights or obligations under this Agreement or any other Bridge Funding Facility Document to which it is a party.

(f)	The Lender may, without the prior consent of the Borrower, transfer any of its rights and obligations under this Agreement (and, in the case of sub-clause (A) below, the General Security Agreement in connection therewith) to:

A.	any other member of the Rio Tinto Group; or

B.	any bank identified in Appendix 5 hereto or any entity which results from a business combination of any two or more of the banks identified in Appendix 5 hereto (a “Financial Institution”),

provided that in either case such transfer will not result in an increase in the Borrower’s net after-tax cost of borrowing under this Agreement. The Lender may, with the prior written consent of the Borrower, which will not be unreasonably withheld, transfer its rights and obligations under this Agreement to a person which is not a member of the Rio Tinto Group or a Financial Institution, provided that the parties agree that it will be reasonable for the Borrower to withhold such consent if such transfer will result in an increase in the Borrower’s net after-tax cost of borrowing under the Bridge Facility.

(g)	The Borrower agrees that it shall execute such agreements, deeds and other instruments as required by the Lender and/or the new lender to give the new Lender the full benefit of all rights transferred to it pursuant to Section 3(f) and shall agree to such modifications and consequent changes to this Agreement, the General Security Agreement and any other agreements between the parties relating to this Agreement as shall be required by the Lender and/or such new lender, acting reasonably, to reflect the new identity of such new lender.

(h)	Upon any transfer under Section 3(f)B hereof to a person other than a member of Rio Tinto Group, the General Security Agreement will thereby terminate and be of no further force and effect and the Lender will release and discharge the security interests granted thereunder.

4.	Bridge Facility

(a)	The Lender makes available to the Borrower a convertible non-revolving term credit facility in the amount of up to US$225,000,000, subject to the terms and conditions set forth in this Agreement and subject to adjustment in accordance with Section 9(a) (the “Bridge Facility”).

(b)	The Borrower will, and may only, request drawdowns under the Bridge Facility in accordance with Section 47 or Section 49 of the Heads of Agreement to fund a Funding Call Deficiency, provided that the amount of any drawdown that may be requested by the Borrower hereunder will not be less than $10,000,000 and provided that any Funding Request delivered by the Borrower to the Lender in accordance with the terms hereof may include a request by the Borrower that the total amount of the advance requested thereunder be advanced in one tranche or such number of tranches specified therein on the date or dates, as applicable, specified therein.

(c)	The obligations of the Borrower under this Agreement will be secured by a security interest in all of the Borrower’s present and after-acquired personal property and certain other property pursuant to the General Security Agreement, which the Lender and the Borrower will enter into concurrently with the execution and delivery of this Agreement.

(d)	The Bridge Facility will be non-revolving.

5.	Use of Proceeds and Funding Procedure

(a)	All advances made under the Bridge Facility will be used solely to fund expenditures in respect of Operations which, for greater certainty, will include (i) interest and fees payable under the OT Interim Funding Agreement (grossed up for any applicable withholding taxes) and other fees and expenses directly related to the OT Project as provided by this Agreement and (ii) if the OT Project Financing has become available by virtue of binding definitive loan agreements having been entered into with the project lenders by the Maturity Date, the Initial PF Fee Requirements.

(b)	Subject to Section 5(c) hereof, each advance made under the Bridge Facility will be paid by the Lender to an account in the name of the Borrower in accordance with the wire transfer instructions set out in Part A of Appendix 8. Thereafter the Borrower will cause the amount of such advance to be paid forthwith and without delay in successive transfers to the accounts and in the sequence and form set out in Part B of Appendix 8. If the Lender determines that the foregoing should no longer apply to advances made hereunder, each advance shall be made in such other manner as the Lender and the Borrower may otherwise agree provided that, in such case, RTIH must be satisfied, acting reasonably, with the form (whether debt, convertible debt, equity or otherwise) of any investment to be made by the Borrower and/or any of its Subsidiaries in a Subsidiary of the Borrower using funds provided by any member of the Rio Tinto Group under this Agreement (an “Investment”), and with the particular Subsidiaries of the Borrower in which such funds are to be directly or indirectly invested.

(c)	Notwithstanding Section 5(b) hereof, to the extent that an advance requested by the Borrower under the Bridge Facility includes funds which are to be utilized to pay or reimburse the Borrower (i) for any interest payable by the Borrower under the OT Interim Funding Agreement, (ii) for its payment of the Front End Fee (or any portion thereof) or (iii) for payment required to be made by the Borrower of any Initial PF Fee Requirements, such funds will be provided directly to the Borrower and will not be required to be made available to OT LLC.

6.	Conditions Precedent

(a)	The effectiveness of this Agreement is subject to the delivery to the Lender of an executed copy or original of this Agreement, the General Security Agreement, an Omnibus Amending Agreement and the payment of the Front End Fee. The obligation of the Lender to make the initial advance of funds to the Borrower under the Bridge Facility pursuant to the terms of the Funding Request delivered in connection therewith (including each tranche specified in such Funding Request, if applicable) will be subject to and conditional upon each of the following conditions being satisfied (to the satisfaction of the Lender acting reasonably unless waived in writing by the Lender) which must be satisfied or waived in writing by the Lender on or before July 1, 2013:

(i)	the Lender will have received, or be deemed to have received, a Funding Request evidencing a Funding Call Deficiency;

(ii)	the Lender will have been provided with copies of the constitutional documents of the Borrower, certified by a senior officer thereof, together with evidence that all necessary corporate authorizations have been obtained by the Borrower, with respect to the transactions contemplated by the Bridge Funding Facility Documents;

(iii)	the Lender will have been provided with a certificate from the Borrower, signed by a senior officer thereof, as to the incumbency of natural persons authorized to execute and deliver the Bridge Funding Facility Documents to which it is a party and any instruments or agreements required hereunder or thereunder to which such entity is a party;

(iv)	the Borrower will have executed and delivered each of the Bridge Funding Facility Documents (each in form and substance satisfactory to the Lender) to which it is a party, the General Security Agreement will be in full force and effect, and the Borrower will provide evidence that registrations under applicable personal property security legislation will have been made and are in effect in British Columbia and the Yukon, to preserve, protect or perfect the security interests created by the General Security Agreement;

(v)	the Lender shall have reviewed search reports dated no more than two (2) Business Days prior to the Effective Date for each of the jurisdictions in which the General Security Agreement or notice thereof is intended to be filed showing the due filing or recordation of the security interests and Encumbrances created by under the General Security Agreement will rank prior to all other financing statements or other security documents in respect of the collateral subject thereto (subject only to Permitted Encumbrances);

(vi)	all material consents, waivers, permits, orders and approvals of all Governmental Authorities, and all consents, waivers and approvals of other third parties, which are necessary to be obtained in connection with, or in order to permit, the transactions contemplated by the Bridge Funding Facility Documents will have been obtained or received on terms and conditions satisfactory to the Lender, acting reasonably;

(vii)	the Borrower shall have certified that no event or circumstance giving rise to a Material Adverse Effect has occurred or will occur as a result of the initial advance of funds to the Borrower in accordance with the terms hereof;

(viii)	the Borrower shall have certified that no event will have occurred and be continuing which constitutes an Event of Default or which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default and that no Event of Default will result directly or indirectly from the initial advance of funds to the Borrower in accordance with the terms hereof;

(ix)	the Borrower shall have certified that the representations and warranties set forth in Appendix 1 hereto will be true and correct;

(x)	the Offshore Accounts provided for in Section 13 hereof will have been established and the insurance arrangements contemplated by Section 14 hereof will be in full force and effect;

(xi)	the Lender will have received legal opinions from counsel to the Borrower addressed to RTIH and the Lender, in form and substance acceptable to the Lender, acting reasonably, regarding those matters set out in Appendix 6 hereto;

(xii)	the Front End Fee will have been paid in full on the date of this Agreement and all other fees due and payable to the Lender under this Agreement on or prior to the date of the initial advance, if any, shall have been paid in full or will be paid in full simultaneously with the making of the initial advance;

(xiii)	the Lender shall be satisfied that each Drawdown Condition has been satisfied;

(xiv)	the Borrower will be in compliance with its covenants under the Transaction Documents to which it is a party;

(xv)	the OT Project Financing will not have become available by virtue of either (x) binding definitive loan agreements having not been entered into with the project lenders, or (y) binding definitive loan agreements having been entered into with the project lenders but the conditions precedent to the first drawdown thereunder having not all been satisfied or waived in accordance with the terms thereof; and

(xvi)	the Borrower shall have provided evidence of the conditional approval of each of the TSX and the NYSE for the listing of the Borrower Shares issuable pursuant to Section 10, subject only to the fulfilment of customary conditions specified by such stock exchanges in their respective conditional approval letters;

whereupon the Lender will advance to the Borrower an amount equal to the Funding Call Deficiency in respect of such Funding Request.

(b)	The obligation of the Lender to make further advances of funds to the Borrower requested pursuant to a Funding Request delivered in connection therewith (including each tranche specified in such Funding Request, if applicable) under the Bridge Facility during the Availability Period will be subject to and conditional upon each of the following conditions being satisfied (to the satisfaction of the Lender acting reasonably unless expressly provided otherwise herein and unless waived in writing by the Lender) prior to each such proposed advance of funds:

(i)	prior satisfaction of each of the conditions precedent in Section 6(a) (unless waived in writing by the Lender);

(ii)	the Lender will have received, or be deemed to have received, a Funding Request evidencing a Funding Call Deficiency;

(iii)	the Borrower shall have certified in the applicable Funding Request that no event or circumstance giving rise to a Material Adverse Effect has occurred in accordance with the terms hereof or will occur from the applicable advance of funds to the Borrower;

(iv)	the Borrower shall have certified in the applicable Funding Request that no event will have occurred and be continuing which constitutes an Event of Default or which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default and that no Event of Default will result directly or indirectly from the applicable advance of funds to the Borrower in accordance with the terms hereof;

(v)	the Borrower shall have certified in the applicable Funding Request that each representation and warranty set forth in Appendix 1 shall be true and correct;

(vi)	the Lender shall be satisfied that each Drawdown Condition has been satisfied;

(vii)	the Borrower will be in compliance with its covenants under the Transaction Documents to which it is a party;

(viii)	the Lender will have received copies of the financial statements of each of the Borrower, OT LLC and each of the Borrower Holdcos required to be delivered pursuant to Section 16(a);

(ix)	if the Lender has transferred any of its rights and obligations under this Agreement pursuant to Section 3(f), the Borrower shall have executed and delivered such agreements, deeds and other instruments and agreed to such modifications and consequent changes to this Agreement, the General Security Agreement (unless such transfer is made pursuant to Section 3(f)B) and any other agreements between the parties relating to this Agreement as, in each case, required by the Lender and/or the new lender hereunder, acting reasonably, pursuant to Section 3(g) ; and

(x)	the OT Project Financing will not have become available by virtue of either (x) binding definitive loan agreements having not been entered into with the project lenders, or (y) binding definitive loan agreements having been entered into with the project lenders but the conditions precedent to the first drawdown thereunder having not all been satisfied or waived in accordance with the terms thereof;

whereupon the Lender will advance to the Borrower an amount equal to the Funding Call Deficiency in respect of such Funding Request.

7.	Availability Period and Maturity Date

(a)	Drawdowns under the Bridge Facility will be available from the Effective Date until the expiration of the Availability Period (subject to the prior satisfaction of the conditions precedent in Section 6(a) hereof in the case of the initial drawdown made pursuant to the first Funding Request delivered hereunder and subject to the prior satisfaction of the conditions precedent in Section 6(b) hereof in the case of each drawdown made pursuant to each subsequent Funding Request delivered hereunder). No drawdowns under this Agreement may be made following the end of the Availability Period, notwithstanding that the Bridge Facility may not have been fully drawn by such time.

(b)	The Bridge Facility will mature and be cancelled on the Maturity Date, and all principal, interest and other amounts (including any Commitment Fee then due and owing) under this Agreement will be due and payable on such Maturity Date (subject to any provision hereof requiring the Borrower to repay the Bridge Facility in full prior to such date).

(c)	Subject to any provision hereof requiring the Borrower to repay the Bridge Facility in full prior to the Maturity Date, the commitment of the Lender under the Bridge Facility will expire at the end of the Availability Period. The Bridge Funding Facility Documents and all covenants and obligations of the Borrower thereunder will terminate upon payment in full of the Loan Amount outstanding under this Agreement and the Lender will thereupon release and discharge the security granted under the General Security Agreement.

8.	Interest Rate, Period and Payment

(a)	Subject to the provisions of Section 8(c), the Borrower will pay interest on the principal amount outstanding under the Bridge Facility and on overdue interest thereon at a rate per annum (expressed on the basis of a 360 day year) equal to the sum of (a) the one month LIBOR Rate in effect (as determined on the second business day prior to the initial drawdown) hereunder plus (b) the Margin.

(b)	Interest shall accrue daily and will be payable in arrears for the period from and including the date of the initial drawdown to the date on which the Bridge Facility is fully repaid in accordance with the terms hereof and will be calculated on the principal amount outstanding under the Bridge Facility during such period and on the basis of the actual number of days elapsed divided by 360. Each determination by the Lender of the LIBOR Rate applicable from time to time will, in the absence of manifest error, be binding upon the Borrower. For greater certainty, all interest payable by the Borrower in accordance with the foregoing shall be due and payable on the Maturity Date pursuant to Section 9(i).

(c)	When an Event of Default has occurred and is continuing, the interest will be calculated at a rate equal to the sum of (a) the one month LIBOR Rate in effect plus (b) the Margin plus (c) 200 basis points. Following the occurrence and continuance of an Event of Default, the LIBOR Rate for each calendar month subsequent to the calendar month in which such Event of Default occurs and is continuing shall be the one month LIBOR Rate as determined by the Lender in accordance with the terms hereof.

(d)	All payments of interest will be grossed up for any applicable withholding taxes in accordance with Section 8(e).

(e)	If the Borrower is required by Applicable Law to withhold or deduct any Taxes (including any stamp or documentary taxes or any other excise or property taxes, but not including any income or capital taxes of the Lender) in respect of any payment by or any obligation of the Borrower hereunder (including without limitation the Front End Fee, any Commitment Fee, any other fee or any interest payment) (collectively “Indemnified Taxes”), then the Borrower shall pay the Lender, as additional interest, such additional amounts as may be necessary so that after making or allowing for all required withholdings and deductions (including withholdings and deductions applicable to additional amounts payable hereunder) the Lender receives an amount equal to the amount the Lender would have received had no such deductions or payments been required. The Borrower will timely remit any Taxes withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law. The Borrower will indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes paid by the Lender (including any Indemnified Taxes imposed or asserted on or attributable to additional sums payable hereunder), together with any penalties, interest and reasonable expenses arising therefrom or with respect thereto. Notwithstanding the foregoing, the amount of any additional payments or indemnity payments made hereunder shall not exceed the amount of such additional payments or indemnity payments that would have been payable but for the exercise by a member of the Rio Tinto Group of the transfer rights described in Section 3(f).

9.	Prepayment of Principal

(a)	Unless repaid earlier as required hereunder, or as otherwise permitted hereby, the Borrower will promptly make a prepayment of principal equal to 100% of Distributed OT Cash arising during the period commencing on the date hereof until the Loan Amount is fully paid to the Lender if, at such time, any amount of principal is outstanding under the Bridge Facility (including, for greater certainty, any amount paid or transferred to the Borrower or any of its Affiliates in respect of or derived from any portion of the Management Services Payment (it being acknowledged that the Borrower and RTIH have agreed pursuant to the terms of the Heads of Agreement that the Management Services Payment will be accrued by OT LLC until the Commencement of Production) and each OT Payment) less any amount of Distributed OT Cash Flow which is required by the Borrower in order to pay interest and any fees hereunder or under the OT Interim Funding Agreement. In the event any such prepayment is made, the maximum principal amount available under the Bridge Facility will thereafter be reduced permanently by the amount of such prepayment.

(b)	In the event that the amount of Distributed OT Cash Flow received by the Borrower on any date exceeds the sum of (i) the amount of principal outstanding under the Bridge Facility required to be prepaid on such date pursuant to Section 9(a) and (ii) the amount required by the Borrower in order to pay interest and fees under this Agreement on such date, then such excess Distributed OT Cash Flow, if any, shall be applied by the Borrower to the prepayment of the Interim Funding Facility pursuant to Section 8(a) of the OT Interim Funding Agreement.

(c)	Pursuant to one or more payment directions (which may be standing payment directions) from OT LLC, the Borrower and each of the Funding Holdcos, the Rio Tinto Manager will be instructed to, and will, pay the amount of any such prepayment on behalf of the Borrower directly to the Lender.

(d)	In the event that, notwithstanding Section 9(c) hereof, the Borrower or any Funding Holdco receives any amount that is owing to the Lender, the Borrower shall (and shall cause any applicable Funding Holdco to) hold such amount in trust for the Lender forthwith upon receipt and promptly pay over such payment to the Lender.

(e)	The Borrower shall prepay the outstanding principal amount under the Bridge Facility with the entire amount of (x) the net proceeds of any placement or other issue of Borrower Shares and (y) the after-tax proceeds of the sale of Non-OT Assets, including the previously announced and pending sale of the Borrower’s 50% interest in Altynalmas Gold Ltd. (or, for the avoidance of doubt, other non-OT sources of funding including, for example, dividends received on SGR shares).

(f)	The Borrower will ensure or will otherwise procure that the first drawdown under the OT Project Financing is sufficient to prepay in full all principal, interest, unpaid Commitment Fees and other amounts then outstanding under the Bridge Funding Facility Documents and will ensure that such prepayment occurs concurrently with the completion of the first drawdown under the OT Project Financing. In the event that the funding provided under the OT Project Financing is not permitted to be used to prepay any particular amount or amounts of principal then outstanding under the Bridge Facility that was drawn down by the Borrower together with the any accumulated interest thereon (collectively, a “Prepayment Shortfall”), the Borrower will prepay to the Lender any such Prepayment Shortfall concurrently with the completion of the first drawdown under the OT Project Financing. The Bridge Funding Facility Documents and all covenants and obligations of the Borrower thereunder will terminate upon prepayment in full of all principal and interest, unpaid fees (including any unpaid Commitment Fees) and other amounts then outstanding under this Agreement and the Lender will thereupon release and discharge the security granted under the General Security Agreement. For greater certainty, the Lender will not be required to release and discharge the security granted under the General Security Agreement until all of the obligations of the Borrower under the Bridge Funding Facility Documents have been paid in full.

(g)	The Borrower will have the right to cancel the Bridge Facility in the event that there are no amounts outstanding thereunder and that the Borrower has obtained financing for an amount not less than the aggregate amount of the outstanding commitments under the Bridge Facility as of the date of the termination. The Bridge Funding Facility Documents and all covenants and obligations of the Borrower thereunder will terminate upon a valid written notice being given by the Borrower of such cancellation in accordance with this Section 9(g) and the Lender will thereupon release and discharge the security interests granted under the General Security Agreement.

(h)	If the Borrower by reason of any repayment hereunder, whether mandatory or voluntary, prepays any amount of principal under the Bridge Facility prior to the Maturity Date, the Borrower will compensate the Lender for any Breakage Costs that the Lender incurs as a result thereof.

(i)	Notwithstanding any other provisions of this Agreement but subject always to Section 10(a), any unpaid principal, interest, fees (including any unpaid Commitment Fees) and other costs shall be due and payable on the Maturity Date.

10.	Conversion

(a)	At any time after (but not on) the Maturity Date or upon the occurrence of any Event of Default (which, if capable of being remedied, has not been remedied within the applicable cure period, provided that any such cure period shall not, for such purpose, end later than the Maturity Date), whichever is earlier, until the Loan Amount is fully paid by the Borrower to the Lender, the Lender shall have the option, at any time and from time to time and subject to receipt of all required approvals of the TSX, NYSE and NASDAQ, to convert all or part of the Loan Amount into Borrower Shares at the Conversion Price upon three (3) Business Days’ prior written notice by the Lender to the Borrower (any such notice, a “Conversion Notice”).

(b)	Upon the Lender delivering a Conversion Notice to the Borrower, the Borrower shall issue to the Lender (or to such other person as the Lender may direct in the Conversion Notice) the number of Borrower Shares as is equal to the quotient obtained by dividing (i) the Loan Amount to be converted, by (ii) the Conversion Price. Notwithstanding the foregoing, under no circumstances may the aggregate number of Borrower Shares issued pursuant the exercise by the Lender of its conversion rights under this Agreement exceed 100,587,901.

(c)	Once the Lender has provided a Conversion Notice, the number of Borrower Shares to be issued upon such exercise of the conversion right hereunder shall be deemed to have been issued, and the Lender (or such other person in whose name the Lender may direct any such Borrower Shares to be issued) shall be deemed to be the registered holder of such Borrower Shares, as of and from the Conversion Date.

(d)	The Borrower shall immediately after the Conversion Date deliver to the Lender a certificate or certificates registered in the name of the Lender (or such other person in whose name the Lender may direct any such Borrower Shares to be issued) representing the number of Borrower Shares to which the Lender is entitled hereunder.

(e)	Conversions pursuant to this Section 10 will extend only to the maximum number of whole Borrower Shares into which all or a portion of the Loan Amount to be converted may be converted in accordance with the provisions hereof. The Borrower will not be required to issue fractional Borrower Shares upon conversion of all or a portion of the Loan Amount, but any fractional Borrower Share shall be rounded down to the next whole number.

(f)	Any certificate representing Borrower Shares issued upon the conversion of all or any part of the Loan Amount hereunder prior to the date which is four months and one day after the date hereof will bear the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MUST NOT TRADE THE SECURITIES BEFORE OCTOBER 29, 2013.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.”;

provided that at any time subsequent to the date which is four months and one day after the date hereof any certificate representing such Borrower Shares may be exchanged for a certificate bearing no such legends.

(g)	Any certificate representing Borrower Shares issued upon the conversion of all or any part of the Loan Amount hereunder will bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.”;

provided that any certificate representing such Borrower Shares may be exchanged for a certificate bearing no such legend upon the holder thereof having furnished evidence satisfactory to the Borrower, acting reasonably, that the removal of such restrictive legend would not be contrary to Applicable Laws.

11.	Fees and Expenses

(a)	A Commitment Fee in US Dollars will be payable by the Borrower to the Lender in in arrears calculated at the Commitment Fee Rate on an annual basis on the daily average of the undrawn amount under the Bridge Facility (the “Commitment Fee”). Such Commitment Fee will be calculated as (i) the simple average of the difference between the maximum principal amount available under the Bridge Facility (as adjusted from time to time pursuant to Section 9 hereof) on each day during the period commencing on the date hereof and ending on the date on which the Availability Period terminates (the “Calculation Period”) and the outstanding principal balance on such day; multiplied by (ii) a fraction the numerator of which is the number of days during such Calculation Period and the denominator of which will be 360, multiplied by the Commitment Fee Rate. The Commitment Fee will accrue until the date on which the Availability Period terminates and will be payable in full on the Maturity Date. In the event that the Bridge Facility is cancelled prior to any advance hereunder or is prepaid and cancelled in its entirety pursuant to the terms hereof prior to the end of the Availability Period, any unpaid Commitment Fee in respect of the portion of the Calculation Period ending on the date of cancellation or prepayment and cancellation, as applicable, will be accelerated and will be payable on the date of such prepayment and termination. For greater certainty, if any amount remains undrawn under the Bridge Facility on the Maturity Date, any unpaid Commitment Fee in respect of the portion of the Calculation Period ending on the Maturity Date will be accelerated and will be payable on the Maturity Date.

(b)	A front end fee of US$1,125,000 (the “Front End Fee”) will be payable by the Borrower on the date of this Agreement.

(c)	The Borrower will pay to the Lender all of its reasonable costs and expenses in connection with the preparation, negotiation and closing the Bridge Funding Facility Documents (including without limitation any amendments or waivers required by the Lender or requested by the Borrower from time to time or to the provisions of this Agreement or any document contemplated hereby), including the reasonable fees, expenses and disbursements of legal counsel retained by the Lender in connection therewith. The Borrower will reimburse the Lender for all of its reasonable costs and expenses (i) in enforcing this Agreement and the documents contemplated hereby in connection with an Event of Default, (ii) in actions for declaratory relief in any way related to this Agreement or the documents contemplated hereby, (iii) in collecting any sum which becomes payable to the Lender under this Agreement or any document contemplated hereby, or (iv) in connection with the participation of the Lender or any Rio Tinto Group member in any arbitration proceedings in connection with this Agreement or any document contemplated hereby, except to the extent that the Lender is unsuccessful in such arbitration proceedings and the arbitrator specifies in his or her award that the costs and expenses of the Lender or any such Rio Tinto Group member are to be borne by the Lender.

(d)	All fees and other amounts payable to the Lender under this Section 10 will be grossed up for any applicable withholding taxes in accordance with Section 8(e).

12.	Taxation

(a)	The Borrower and the relevant member of the Rio Tinto Group will timely file a joint election under subsection 212.3(11) of the ITA for each loan or advance made by the Borrower to any of its Subsidiaries using funds advanced under this Agreement (a “Relevant Loan”) to be a “pertinent loan or indebtedness” for the purposes of subsection 212.3(10) of the ITA. The Borrower and all of its Subsidiaries will cooperate as reasonably requested in writing by any member of the Rio Tinto Group in the preparation of such joint election(s), and will provide such member with copies of any agreements to which such joint election(s) relate, as well as any other information which, in the sole discretion of such member, is necessary to support the validity of such joint election(s).

(b)	In the event that the Borrower believes that it is desirable to repay, convert or exchange any Relevant Loan, the Borrower shall consult with RTIH regarding such repayment, conversion or exchange, including as to whether joint elections are to be made under section 212.3 of the ITA in connection with such repayment, conversion or exchange, or any concurrent investment being made by the Borrower to facilitate such repayment, conversion or exchange. The Borrower shall provide to RTIH such information pertaining to the Borrower, its Subsidiaries or the Relevant Loan as is reasonably requested by RTIH in order to assess the consequences of the proposed repayment, conversion or exchange of the Relevant Loan, subject to the Borrower being reasonably satisfied that there are appropriate non-disclosure arrangements in effect at such time with regard to such information. The Relevant Loan shall not be repaid or converted or exchanged into shares, capital or any other form of equity of a Subsidiary without the Borrower having first obtained the consent of RTIH, which consent shall not be unreasonably withheld.

(c)	The Borrower will indemnify Rio Tinto Plc and any other member of the Rio Tinto Group and will hold Rio Tinto Plc and any such other member harmless for (i) any liability for Taxes that is imposed as a result of the application of Section 212.3 of the ITA to any funds advanced under this Agreement or any Investment and (ii) any loss (including, for greater certainty, any liability for Taxes or any loss resulting from a reduction in the paid-up capital of any corporation pursuant to subsection 212.3(7) of the ITA) resulting from an “investment” (as defined in subsection 212.3(10) of the ITA), other than an investment described in either of paragraphs 212.3(10)(a) or (b) of the ITA, made upon or in connection with a repayment, conversion or exchange of any Relevant Loan by the Borrower without complying with its obligations under Section 12(b). For greater certainty, except as expressly otherwise provided in (ii) above, the Borrower shall not be required by the terms of this Section 12(c) to indemnify or hold Rio Tinto Plc or any other member of the Rio Tinto Group harmless for any loss suffered to the extent that such loss arises by reason of a reduction in the paid-up capital of any corporation pursuant to subsection 212.3(7) of the ITA, or as a result of an unreasonable failure by Rio Tinto Plc or any other member of the Rio Tinto Group to duly execute or file any joint election under section 212.3 of the ITA.

(d)	Notwithstanding any other provision of this Agreement to the contrary, the obligations set out in this Section 12 shall survive the termination of this Agreement for any reason.

13.	Offshore Bank Accounts

(a)	The Borrower will, and will cause OT LLC and each of the Funding Holdcos to, maintain offshore bank accounts (such accounts collectively, the “Offshore Accounts”) in a jurisdiction(s) reasonably satisfactory to the Lender prior to the first disbursement under the Bridge Facility and maintained until no earlier than the repayment in full of all amounts due hereunder, and the termination of, this Agreement. All payments made hereunder by any such party to any other such party or at its direction under this Agreement will, at the direction of the Lender, be made through such Offshore Accounts.

(b)	The Rio Tinto Manager will be permitted to direct all product purchasers to pay all purchase proceeds into OT LLC’s Offshore Account.

14.	Insurance

The Borrower shall cause OT LLC to maintain construction and operational insurance usual for a project financing as determined by the Lender under the OT Interim Funding Agreement. While any amount remains outstanding under this Agreement, the Lender will be noted as a loss payee on all such insurance policies and, in the event of any insurance claim event in relation to the OT Project which results in the payment of more than US$250 million in insurance proceeds, such proceeds will be applied to prepay the outstanding principal under this Agreement, the OT Interim Funding Agreement or either such agreement at the sole discretion of the Lender unless the Lender agrees otherwise in writing.

15.	Borrower Representations and Warranties

(a)	The representations and warranties of the Borrower will include the representations and warranties set out in Appendix 1 hereto. Such representations and warranties will be deemed to be repeated at and as of the time each advance is made under the Bridge Facility.

(b)	The representations and warranties of the Borrower set forth in Appendix 1 are qualified in their entirety by the Borrower’s disclosure to RTIH that the Mineral Resources Authority of Mongolia has suspended exploration and mining activity on certain licenses owned by SouthGobi Sands LLC. Notwithstanding the foregoing, the Borrower acknowledges that the rights of RTIH and the Lender under this Agreement, the OT Interim Funding Agreement and the MOA shall not be prejudiced by this disclosure so as to prevent RTIH or the Lender from exercising any such right in respect of any change, development or new event that occurs as a result of or in connection with such event.

16.	Borrower Covenants

(a)	The Borrower agrees that the covenants of the Borrower set forth in the OT Interim Funding Agreement, Heads of Agreement, the RT/IVN Governance Agreement and the MOA, as applicable, will be deemed to have been made, mutatis mutandis, by the Borrower in favour of the Lender hereunder in connection with its obligations hereunder. In addition, the Borrower covenants and agrees in favour of the Lender that (A) the Borrower will use the proceeds of all advances under the Bridge Facility made available to it only for the purposes set forth in Section 5(a) hereof and (B) the Borrower will deliver or cause to be delivered:

(i)	As soon as available but no later than 60 days after the close of each fiscal quarter, quarterly (and year-to-date) unaudited financial statement of the Borrower, OT LLC and each Borrower Holdco that present fairly such entity’s financial position; and

(ii)	As soon as available but no later than 120 days after the close of each fiscal year, as applicable, audited financial statements of the Borrower and OT LLC that present fairly such entity’s financial position.

(b)	Each of the covenants deemed to have been made by the Borrower in accordance with, or as set out in, Section 16(a), will terminate upon the repayment in full of all amounts outstanding under this Agreement and the valid termination of the Bridge Funding Facility Documents.

(c)	The Borrower hereby further covenants and agrees that:

(i)	so long as any portion of the Loan Amount remains outstanding, it will reserve and there will remain unissued out of its authorized capital a sufficient number of Borrower Shares to satisfy the maximum right of conversion provided for herein;

(ii)	all Borrower Shares which will be issued pursuant to the delivery of any Conversion Notice hereunder will be duly and validly issued and allotted as fully paid and non-assessable Borrower Shares and will be free of any prior subscription or other right, subject to resale restrictions under applicable securities legislation (including, without limitation, resale restrictions applicable to “control persons” as defined under applicable Canadian Securities Laws);

(iii)	it will at its expense expeditiously use its best efforts to obtain the listing of such Borrower Shares (subject to issue and notice of issue) on each stock exchange, securities market or over-the-counter market on which the Borrower Shares may be listed from time to time;

(iv)	so long as any portion of the Loan Amount remains outstanding, it will take all actions necessary to (i) maintain the listing or quotation of the Borrower Shares on the TSX, the NYSE and NASDAQ, and (ii) maintain its status as a “reporting issuer” in a province of Canada not in default of Canadian Securities Laws; and

(v)	so long as any portion of the Loan Amount remains outstanding, it will not, without the prior written consent of the Lender, directly or indirectly:

A.	issue any securities of the Borrower or securities exercisable or exchangeable for or convertible into securities of the Borrower to all or substantially all the holders of the Borrower Shares as a stock dividend (and, for greater certainty, this Section 16(c)(v)A shall not of itself restrict or prevent the Borrower from offering any non-Debt securities of such a nature and in such a manner as are otherwise permitted under the terms and conditions of the Transaction Documents);

B.	subdivide its outstanding Borrower Shares into a greater number of shares;

C.	consolidate its outstanding Borrower Shares into a lesser number of shares;

D.	enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation, whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise;

E.	effect (a) a reclassification or redesignation of the Borrower Shares outstanding at any time or change of the Borrower Shares into other shares or into other securities, (b) a consolidation, amalgamation or merger of the Borrower with or into any other corporation or other entity, or (c) a transfer of the undertaking or assets of the Borrower as an entirety or substantially as an entirety to another corporation or other entity; or

F.	fix a record date for any of the foregoing.

17.	Events of Default

The occurrence of any one or more of the following will constitute an “Event of Default” by the Borrower:

(a)	The Borrower fails to pay when due any amount payable by it under the terms of this Agreement, and such amount remains unpaid at the close of business (London, U.K. time) on the fifth (5th) Business Day following the Borrower’s receipt of a written notice from the Lender notifying the Borrower of such non-payment and demanding payment of such amount;

(b)	The Borrower or any of its Subsidiaries (other than SGR or its Subsidiaries) breaches or fails to perform or observe, in any material respect, any obligation, covenant or provision contained in any of the Transaction Documents or any other agreement between the Borrower or any of its Subsidiaries (other than SGR or its Subsidiaries) and any member of the Rio Tinto Group, other than any such breach or failure to perform which the Borrower demonstrates is wholly or substantially attributable to a wilful and intentional breach by or gross negligence of (i) the Rio Tinto Manager in respect of any obligation, covenant or provision contained in the OT Management Agreement, (ii) Rio Tinto in respect of any obligation, covenant or provision contained in the Heads of Agreement or the RT/IVN Governance Agreement, or (iii) the Lender in respect of any obligation, covenant or provision contained in the Bridge Funding Facility Documents, and such breach or failure to perform by Borrower or a Subsidiary is not remedied within forty-five (45) days of the Lender notifying the Borrower of such non-compliance or, if earlier, the date of the Borrower or the applicable Subsidiary becoming aware of such non-compliance, provided, however, that such forty-five (45) day remedial period will not apply to any breach or failure to perform or observe, by the Borrower or any of its Subsidiaries (other than SGR or its Subsidiaries) any covenant in the Transaction Documents applicable to it to not create, incur, assume or permit to remain outstanding any Debt other than Permitted Debt;

(c)	a Borrower Change of Control, except for any Borrower Change of Control involving the sale or other disposition of Borrower Shares by any member of the Rio Tinto Group to the person, or any member of the group of persons, acquiring such Control;

(d)	any representation or warranty made or given by the Borrower in any of the Transaction Documents or any notice, certificate or statement delivered or made hereunder or thereunder would be materially inaccurate or misleading or proves to have been materially inaccurate or misleading when made and, if capable of remedy, has not been remedied within thirty (30) days of the Lender notifying the Borrower of such material inaccuracy or misleadingness or, if earlier, the date of the Borrower becoming aware thereof;

(e)	any of the indebtedness of the Borrower under the OT Interim Funding Agreement is not paid when due (taking into account any applicable cure period) or is accelerated or otherwise becomes due and payable (or is capable of being accelerated) prior to its specified maturity date in accordance with the terms of the OT Interim Funding Agreement;

(f)	any indebtedness of the Borrower or any of its Subsidiaries (other than SGR or its Subsidiaries) for money borrowed in an amount in excess of US$50,000,000 for the Borrower, or US$20,000,000 for any of its Subsidiaries (other than SGR or its Subsidiaries) in the aggregate, is not paid when due (taking into account any applicable cure period) or is accelerated or otherwise becomes due and payable (or is capable of being accelerated) prior to its specified maturity date in accordance with the terms of the instrument(s) governing such indebtedness;

(g)	the commencement of any proceeding, or the taking of any step by or against the Borrower or any Material Subsidiary to obtain relief, under the laws of any jurisdiction relating to the bankruptcy, insolvency, reorganization, compromise of debts, liquidation, dissolution or winding-up of the Borrower or such Material Subsidiary or the appointment of a liquidator, trustee in bankruptcy, administrator or receiver or the equivalent under the laws of any jurisdiction in respect of the Borrower or a Material Subsidiary, provided that, notwithstanding the foregoing, it will not be an Event of Default where such proceeding, step or appointment was not consented to and is being actively contested by the Borrower or such Material Subsidiary in proceedings commenced not later than:

(i)	in the case of the Borrower, five (5) Business Days;

(ii)	in the case of OT LLC, the earlier of (A) five (5) Business Days of the Borrower becoming aware of such proceeding, step or appointment and (B) ten (10) Business Days; or

(iii)	in the case of any other Material Subsidiary, ten (10) Business Days following the date of the commencement of such proceeding, step or appointment and the proceeding, step or appointment is withdrawn or discharged within one hundred and twenty (120) days following such date of commencement;

(h)	the Borrower or any Material Subsidiary is unable to pay its debts as they generally become due, or stops or suspends or threatens to stop or suspend payment of its debts, as they generally fall due;

(i)	any Transaction Document, or any other material agreement to which the Borrower or any of its Subsidiaries (other than SGR or its Subsidiaries) and any member of the Rio Tinto Group are parties, is or becomes void or unenforceable against the Borrower or any of such Subsidiaries (other than where such voidness or unenforceability constitutes an Expropriation Event) and, if capable of remedy, such default has not been remedied within:

(i)	in the case of any such Transaction Document or agreement to which the GOM is a party, sixty (60) days; or

(ii)	in any other case, thirty (30) days;

of the Borrower becoming aware of such voidness or unenforceability;

(j)	any Transaction Document, or any other material agreement to which Borrower or any of its Subsidiaries (other than SGR or its Subsidiaries) and any member of the Rio Tinto Group are parties, is terminated or repudiated (other than (x) by a member of the Rio Tinto Group without cause or (y) by the GOM where such termination or repudiation constitutes an Expropriation Event) and, if capable of remedy, such default has not been remedied within:

(i)	in the case of any such termination or repudiation by the GOM, sixty (60) days; or

(ii)	in any other case, thirty (30) days;

of the Borrower receiving written notice of such termination or repudiation;

(k)	either:

(i)	any Governmental Authority seizes, expropriates, nationalises, requisitions or compulsorily acquires, directly or indirectly (including by way of (x) any act or series of acts, whether legislative or otherwise, of any such Governmental Authority, (y) any breach by any such Governmental Authority of a Transaction Document or other material document relating to the OT Project to which it is a party, or (z) any unlawful, discriminatory or arbitrary withdrawal or revocation of a material consent, waiver, license, permit, registration, order, decree, approval or other authorisation of any Governmental Authority, or any combination of the events referred to in paragraphs (x), (y) and (z) above which, in each case, contribute to such effect), all or any material portion of the shares or assets of any Material Subsidiary (other than SGR and its Subsidiaries) or all or any material portion of the facilities, assets, revenues or output of the OT Project (such event, an “Expropriation Event”), or

(ii)	there occurs any declared or undeclared war, civil war, acts of foreign enemies, riot, insurrection, politically motivated acts of terrorism or sabotage, revolution or coup d’état (excluding actions of environmental groups, labour disputes or student unrest, in each case, which is not politically motivated) or an embargo sanctioned by a resolution of the United Nations which, in each case:

A.	renders the continued performance by any Material Subsidiary of its obligations under any of the Transaction Documents impracticable or unreasonably hazardous; or

B.	which causes destruction or physical damage to the OT Project facilities that renders their continued construction or operation impracticable;

(such event, a “Political Risk Event”)

and such Expropriation Event or Political Risk Event is continuing (or, if capable or reversal or remedy, has not been reversed or remedied) as of the first anniversary of the occurrence of such event;

(l)	any litigation, arbitration or administrative proceeding taking place against the Borrower, a Material Subsidiary (other than SGR and its Subsidiaries) or the OT Project is reasonably likely to have an adverse outcome and such outcome would be reasonably expected to have a Material Adverse Effect, unless within 90 days of the initiation thereof such litigation, arbitration or administrative proceeding is either (i) dismissed or (ii) no longer reasonably likely to have an adverse outcome or such outcome would no longer be reasonably expected to have a Material Adverse Effect;

(m)	(i) the Borrower Shares are delisted or suspended from trading for more than five days on the TSX, the NYSE or NASDAQ, or (ii) the Borrower ceases to be a “reporting issuer” in a province of Canada unless, in either case, RTIH provides its written consent thereto; or

(n)	if in the opinion of the Lender, acting reasonably, an event that has or is likely to have a Material Adverse Effect has occurred other than any such event which the Borrower demonstrates is wholly or substantially attributable to a wilful and intentional breach by or gross negligence of (i) the Rio Tinto Manager in respect of any obligation, covenant or provision contained in the OT Management Agreement, (ii) RTIH in respect of any obligation, covenant or provision contained in the Heads of Agreement or the RT/IVN Governance Agreement or (iii) the Lender in respect of any obligation, covenant or provision contained in the Bridge Funding Facility Documents.

18.	Consequences of Default

(a)	Upon the occurrence of an Event of Default which, if capable of being remedied, has not been remedied within any applicable cure period provided for in this Agreement, the Lender may, at its option and without prejudice to any other rights and remedies available to it, serve on the Borrower a written notice requiring all outstanding amounts under the Bridge Facility to be immediately repaid in full and suspending all further disbursements thereunder, provided that in the case of an Event of Default pursuant to Section 17(g) hereof, no such notice will be required and all such amounts will be immediately and automatically repayable in full and all further disbursements will be immediately and automatically suspended thereunder.

(b)	The default interest rate will apply from and after any Event of Default which, if capable of being remedied, has not been remedied within any applicable cure period provided for in this Agreement, in accordance with Section 8(c) hereof.

19.	Further Assurances

Each of of the Borrower and the Lender will, at its expense, promptly execute and deliver to the other party, upon request by the other party, all such other and further documents, agreements, opinions, certificates and instruments in compliance with, or accomplishment of, the covenants and agreements of such first-mentioned party under the Bridge Funding Facility Documents or more fully to state the obligations of such first-mentioned party as set forth therein or to make any recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

20.	Remedies Cumulative

For greater certainty, it is expressly understood that the rights and remedies of the Lender hereunder or under any other Bridge Funding Facility Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or any other Bridge Funding Facility Document or under any Interim Funding Facility Document will not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled in connection with such default or breach.

21.	Perform Obligations

If an Event of Default has occurred and is continuing and if the Borrower has failed to perform any covenant or agreement given by it in any Bridge Funding Facility Document, the Lender may perform any such covenant or agreement in the manner deemed fit by the Lender without thereby waiving any rights to enforce such Bridge Funding Facility Document. The reasonable expenses (including any legal costs) incurred by the Lender in respect of the foregoing will constitute an Obligation (as such term is defined in the General Security Agreement) and will be secured by the General Security Agreement.

22.	Severability

If any provision of this Agreement or any part of this Agreement or thereof shall be found or determined to be invalid, illegal or unenforceable in any jurisdiction, it shall for the purposes of such jurisdiction only be severable from this Agreement, and the remainder of this Agreement, shall for the purposes of such jurisdiction only be construed as if such invalid, illegal or unenforceable provision or part had been deleted herefrom or therefrom.

23.	Waiver

No waiver of, failure by the Lender to exercise or delay on the part of the Lender in exercising any right or remedy hereunder, and no waiver as to any default or Event of Default hereunder, shall operate as a waiver thereof unless made in writing and signed by an authorized officer of the Lender, nor shall any single or partial exercise of any right or remedy preclude any further or other exercise by the Lender of any right or remedy hereunder or extend to or apply to any further default or Event of Default.

24.	Dealings by Lender

The Lender and its Affiliates may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower, debtors of the Borrower, sureties and others and with the Bridge Funding Facility Documents and other securities as the Lender or its Affiliates may see fit without prejudice to the liability of the Borrower under the Transaction Documents or the Lender’s right to hold and enforce the Bridge Funding Facility Documents.

25.	Day Count Convention

Any interest or fee accruing under the Bridge Funding Facility Documents will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

26.	Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the successors and permitted assigns of the Borrower and the Lender, respectively.

27.	Third Party Rights

A Person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

28.	Governing Law and Submission to Jurisdiction

This Agreement and any obligation arising out of or in connection with the subject matter hereof, whether contractual or non-contractual in nature, will be governed by and construed in accordance with the law of England and Wales.

29.	Arbitration

The parties hereto agree that any matter in dispute under this Agreement will be determined by arbitration in accordance with Part 16 of the PPA, mutatis mutandis, and, for the avoidance of doubt, the provisions of Part 16 of the PPA permitting a party to apply to a court of competent jurisdiction in the circumstances set out therein (including, without limitation, for the purpose of seeking temporary injunctive relief) shall apply to this Agreement, mutatis mutandis, provided that each of the parties hereto submits to the non-exclusive jurisdiction of the courts of England in such circumstances.

30.	Exclusion of Set-Off

All amounts due under this Agreement shall be paid by the Borrower to the Lender in full without any deduction or withholding (other than any deduction or withholding of tax as required by Applicable Law), and the Borrower shall not be entitled to claim set-off or to counterclaim against the Lender in relation to the payment of the whole or part of any such amount.

31.	Modification

No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by the Borrower and a duly authorized officer of the Lender.

32.	Entire Agreement

This Agreement is intended by the Borrower and the Lender to be the final, complete, and exclusive expression of the agreement between them relating to the subject matter of this Agreement. This Agreement supersedes any previous agreement between the parties relating to the subject matter of this Agreement.

33.	Counterparts

This Agreement may be executed in any number of counterparts, and by the Lender and the Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

34.	Facsimiles

Delivery of an executed signature page to this Agreement by either party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party provided however that each manually executed signature shall also be delivered in original form promptly thereafter.

35.	Time is of the Essence

Time is of the essence in this Agreement.

36.	Notices

All notices, payments and other required or permitted communications (each a “Notice”) to either party will be in writing, and will be addressed respectively as follows:

If to the Lender:	Rio Tinto South East Asia Limited 2 Eastbourne Terrace London, W2 6LG United Kingdom Attention: Company Secretary Fax: +44 (0) 207-781-1827

with a copy by email to:	GlobalTreasuryOperations@riotinto.com

and a copy to:	McCarthy Tétrault LLP Suite 5300, Toronto Dominion Bank Tower Toronto, Ontario Canada M5K 1E6 Attention: Shea Small Fax: +1-416-868-0673

If to the Borrower:	Turquoise Hill Resources Ltd. 615 – 999 Canada Place Vancouver, B.C. Canada V6C 3E1 Attention: Corporate Secretary Fax: +1-604-682-2060
with a copy to:	Norton Rose Fulbright Canada LLP 1 Place Ville Marie, Suite 2500 Montreal, QC Canada H3B 1R1 Attention: Steve Malas Fax: 514-286-5474

or at such other address or fax number or to such other contact person as a party may give Notice to the other party. All Notices will be given by registered mail with acknowledgement of receipt, or by courier, or by fax with confirmation by registered mail with acknowledgement of receipt or courier. All Notices will be effective and will be deemed given:

(a)	if delivered by hand, immediately;

(b)	in the case of delivery by mail or courier, two (2) Business Days after the date of posting (if posted or couriered to an address in the same country) or five (5) Business Days after the date of posting (if posted or couriered to an address in another country); and

(c)	in the case of fax, on receipt by the sender of a transmission control report from the dispatching machine showing the relevant number of pages and the correct destination fax machine number and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day which is not a Business Day in the place to which the notice or communication is sent or is received later than 4.00 pm (local time), it will be taken to have been given or made at the commencement of the next Business Day in that place.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TURQUOISE HILL RESOURCES LTD., AS BORROWER

By:	(signed) Kay Priestly
Name: Kay Priestly
Title: Chief Executive Officer

RIO TINTO SOUTH EAST ASIA LIMITED, AS LENDER

By:	(signed) Ulf Quellmann
Name: Ulf Quellmann
Title: Director

Appendix 1

Representations and Warranties of the Borrower

For the purposes of any representation or warranty set out herein which is made to the Borrower’s “knowledge”, the term “knowledge” means actual knowledge on the part of the Chairman, the Chief Executive Officer and the Chief Financial Officer of the Borrower.

(a)	the Borrower is a corporation duly continued and validly existing, and current with respect to all filings required, under the laws of the Yukon Territory, it is duly licensed or qualified to carry on its business and is in good standing in the Yukon Territory and in each jurisdiction where the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification, and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Borrower;

(b)	the Borrower’s execution and delivery of the Bridge Funding Facility Documents to which it is a party, including all matters contemplated thereby, has been authorized by all necessary corporate action and the Borrower has the corporate power and authority to enter into and perform its obligations under such Bridge Funding Facility Documents;

(c)	none of the execution and delivery of the Bridge Funding Facility Documents, the implementation of the transactions contemplated by the Bridge Funding Facility Documents or the fulfilment of, or compliance with, the terms and provisions thereof by the Borrower do or will, with the giving of notice or the lapse of time or otherwise:

(i)	result in the breach, or violation of any term or provision of, the Borrower’s or any of its Subsidiaries’ Constating Documents, or

(ii)	conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement to which the Borrower or any of Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of its or any of Subsidiaries’ material assets are subject or any Applicable Law to which the Borrower or any of its Subsidiaries is subject;

(d)	except as otherwise specifically contemplated by the Bridge Funding Facility Documents, no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, the Borrower in connection with the execution, delivery and performance of the Bridge Funding Facility Documents or the consummation by the Borrower or any of its Subsidiaries of the transactions contemplated by the Bridge Funding Facility Documents;

(e)	there is not, to the best of the Borrower’s knowledge, any order or decree of a court of competent jurisdiction or any Governmental Authority restraining, interfering with or enjoining the Borrower’s or any of its Subsidiaries’ ability to perform its obligations under, or to complete any of the transactions contemplated by, the Transaction Documents;

(f)	each of the Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and is a valid and binding obligation of the Borrower enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity;

(g)	each of the Borrower’s Material Subsidiaries (other than SGR and its Subsidiaries) is a corporation duly incorporated, organized and validly existing, and current with respect to all filings required, under the laws of its jurisdiction of incorporation, is duly licensed or qualified to carry on its business and is in good standing in its jurisdiction of incorporation and in each jurisdiction where the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification, and no proceedings have been taken or authorized by it or, to the best of the Borrower’s knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of such Material Subsidiary;

(h)	the Borrower and each of its Material Subsidiaries (other than SGR and its Subsidiaries) has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted, and to own, lease and operate its property and assets;

(i)	the Borrower and each of its Material Subsidiaries (other than SGR and its Subsidiaries) has conducted and is conducting its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which its business is carried on, and the Borrower and each such Material Subsidiary holds all necessary licences, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of the same contain or is subject to any term, provision, condition or limitation which has or may have a material adverse effect on the operation of the Borrower is or any such Material Subsidiaries’ businesses or which may adversely change or terminate such licence, permit, approval, consent, certification, registration or authorization by virtue of the completion of the transactions contemplated by the Bridge Funding Facility Documents;

(j)	except for Erdenes’ 34% shareholding in OT LLC, (i) the Borrower’s direct or indirect ownership interest in each of the Material Subsidiaries (other than SGR and its Subsidiaries) is held free and clear of all mortgages, liens, charges, pledges, security interests, Encumbrances, claims or demands whatsoever (other than certain inter-company debt (as contemplated by the ACAA) among the Borrower and its Material Subsidiaries (other than SGR and its Subsidiaries)), (ii) no person, firm, or company other than the Rio Tinto Group has any agreement, or option or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase of all or any part of the securities representing any such ownership interest, (iii) all such securities have been validly issued and are outstanding as fully paid and non-assessable, and (iv) each such Material Subsidiary is directly or indirectly beneficially wholly-owned by the Borrower;

(k)	the authorized capital of the Borrower consists of an unlimited number of common shares and an unlimited number of preferred shares without par value, of which, as at the close of business on June 27, 2013, 1,005,990,498 Borrower Shares and no preferred shares were issued and outstanding as fully paid and non-assessable shares;

(l)	except as disclosed in the Borrower Continuous Disclosure Documents and as provided for in the Transaction Documents, no person, firm or corporation has any agreement, option, right or privilege, whether pre-emptive, contractual or otherwise, capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares of the Borrower or any of its Material Subsidiaries (other than SGR and its Subsidiaries), or other securities convertible, exchangeable or exercisable for shares of the Borrower or any such Material Subsidiary;

(m)	the Borrower Continuous Disclosure Documents provide full, true and plain disclosure of all material facts relating to the Borrower and do not contain any misrepresentation or any untrue, false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary to make any statement therein, in the light of the circumstances in which it is made, not false or misleading;

(n)	the Borrower is a “reporting issuer”, not in default of its obligations under Canadian Securities Laws, and no material change relating to the Borrower (except as may be required in respect of the transactions contemplated by the Bridge Funding Facility Documents) has occurred with respect to which the requisite material change report has not been filed under Canadian Securities Laws and no such disclosure has been made on a confidential basis;

(o)	there has not been any “reportable event” (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations of the Canadian securities regulatory authorities) with any present or former auditors of the Borrower;

(p)	the auditors of the Borrower who audited the financial statements for the year ended December 31, 2012 and who provided their audit report thereon were independent public accountants at such time in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia;

(q)	the currently issued and outstanding Borrower Shares are listed and posted for trading on the TSX, the NYSE and NASDAQ, and the Borrower is in compliance with all rules and policies of such exchanges;

(r)	other than as disclosed in the Borrower Continuous Disclosure Documents, since December 31, 2012:

(i)	there has been no material change (actual, anticipated, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) prospects, financial position, capital or control of the Borrower or its Subsidiaries, taken as a whole;

(ii)	the Borrower and its Subsidiaries have carried on their respective businesses in the ordinary course and there has been no transaction entered into by the Borrower or its Subsidiaries which is material to the Borrower and its Subsidiaries, taken as a whole, other than (x) those in the ordinary course of business and (y) those transactions contemplated by the MOA; and

(iii)	there has been no material change in the capital or long term debt of the Borrower or its Subsidiaries, taken as a whole;

(s)	the Borrower and its Material Subsidiaries (other than SGR and its Subsidiaries) are not liable for the debts, liabilities or other obligations of any third party whether by way of guarantee or indemnity or other contingent or indirect obligation;

(t)	all indebtedness of the Borrower and its Material Subsidiaries (other than SGR and its Subsidiaries) is being paid in the ordinary course of business;

(u)	neither the Borrower nor any of its Material Subsidiaries (other than SGR and its Subsidiaries) is a party to any agreement restricting the Borrower or any such Material Subsidiary from engaging in any line of business which the Borrower or any such Material Subsidiary currently engages or proposes to engage in or competing with any other person in any business in which the Borrower or any such Material Subsidiary currently engages or proposes to engage in;

(v)	other than as disclosed in the Borrower Continuous Disclosure Documents, the Borrower has not entered into nor has any present intention to enter into any agreement to acquire any securities in any other corporation or entity or to acquire or lease any other business operations which are material to the business and operations of the Borrower and its Subsidiaries, taken as a whole;

(w)	there is no action, suit, proceeding or investigation in respect of the Borrower and its Subsidiaries, taken as a whole, pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower and its Subsidiaries, taken as a whole, at law or in equity or before or by any Governmental Authority which could in any way materially and adversely affect the Borrower or its Subsidiaries, taken as a whole, or the condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole;

(x)	no order, ruling or determination by any Governmental Authority or stock exchange having the effect of suspending the sale or ceasing the trading of any securities of the Borrower has been issued or made and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the Borrower’s knowledge after due inquiry, are contemplated or threatened by any such authority or under any Securities Laws;

(y)	other than as disclosed in the Borrower Continuous Disclosure Documents, neither the Borrower nor any of its Material Subsidiaries (other than SGR and its Subsidiaries) is in violation of its Constating Documents or the resolutions of its securityholders, directors, or any committee of its directors, or in default in the performance or observance of any material terms, obligation, agreement, covenant or condition contained in any contract, indenture, trust, deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound and there exists no state of facts or circumstances which, after notice or lapse of time or both, or otherwise, would constitute a default under or breach of a material obligation, agreement, covenant or condition of any of such document and all such contracts, indentures, trusts, deeds, mortgages, loan agreements, notes, leases and other agreements are in good standing;

(z)	all financial statements forming part of the Borrower Continuous Disclosure Documents are complete and comply with Securities Laws in all material respects, and fairly present the consolidated financial position of the Borrower as of the dates and for the periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis throughout such periods;

(aa)	the Borrower is subject to the reporting requirements under Section 12 of the U.S. Exchange Act, has filed all reports required to be filed pursuant to Section 13 of the U.S. Exchange Act, and is in compliance with its obligations under the U.S. Exchange Act;

(bb)	to the best of its knowledge and belief, neither the Borrower nor any of its Material Subsidiaries (other than SGR and its Subsidiaries) or any person acting on behalf of the Borrower or any such Material Subsidiary, has made any Prohibited Payment with respect to the conduct of business of the Borrower or any such Material Subsidiary or any transaction contemplated by the Transaction Documents or with respect to the OT Project, including in connection with obtaining licenses, permits, concessions or other authorizations for the OT Project;

(cc)	(i) OT LLC has all necessary licenses, permits, approvals, consents, certificates, registrations and authorizations necessary to carry on the Operations as currently conducted including all land use certificates necessary to access all of those areas to which the Existing Licenses pertain, except with respect to license 6711 A over 9070 hectares which the Borrower has relinquished its interest; (ii) neither the Borrower nor any of the Material Subsidiaries has received any notice of default of any of its obligations under any licence, permit, approval, consent, certificate, registration or authorization related the OT Project (including, without limitation, the OT Investment Agreement) the termination of which would reasonably be expected to have a Material Adverse Effect; and (iii) nothing in the Bridge Funding Facility Documents conflicts with or could reasonably be expected to cause the Borrower or any of the Material Subsidiaries to breach any of its obligations under any licence, permit, approval, consent, certificate, registration or authorization related to the OT Project (including, without limitation, the OT Investment Agreement);

(dd)	to the best of the Borrower’s knowledge (except with respect to license 6711 A over 9070 hectares which the Borrower has relinquished its interest): (i) the Existing Licenses are validly held by OT LLC, (ii) there is no reason why any part of the Existing Licenses will be surrendered, released or reduced in any way, (iii) the Existing Licenses have been properly granted and issued by the appropriate Governmental Authority; (iv) all terms of, and all requirements for holding, the Existing Licenses have been met including the timely payment of all annual license fees and compliance with all environmental bonding obligations; (v) all filings required to be made with the appropriate Governmental Authority in respect of the Existing Licenses have been made; (vi) all work required in order for OT LLC to hold the Existing Licenses has been performed and all fees payable to the appropriate Governmental Authority in respect thereof have been paid to date; (vii) the Existing Licenses are clear of defects in title and are not the subject of any unsatisfied penalties or unresolved disputes; (viii) except for the OT Payment, the Existing Licenses are free and clear of all Encumbrances and are not subject to the claims of any third party other than the GOM in accordance with the Applicable Laws of Mongolia; and (ix) there are no mineral licenses or tenures conflicting with the Existing Licenses;

(ee)	no Event of Default has occurred and is continuing and, to the knowledge of the Borrower, there exists no state of facts or circumstances which after notice or lapse of time or both or otherwise would constitute an Event of Default;

(ff)	as of the date of this Agreement and all other Bridge Funding Facility Documents, the Bridge Funding Facility Documents do not need to be stamped or registered except for the registration to be made in British Columbia and Yukon personal property registers in order to perfect the security interest granted to the Lender by the Borrower under the General Security Agreement;

(gg)	except for the OT Payment, no Encumbrance has been directly or indirectly created by the Borrower or any of its Subsidiaries on the whole or any part of any of the OT Project’s assets or properties or the revenues or cash flows derived therefrom other than Permitted Encumbrances;

(hh)	except for the OT Payment and the Management Services Agreement, no direct or indirect transfer of the revenues or cash flows derived from the OT Project (including by way of royalties, technical fees or management fees) has been made, nor has any direct or indirect transfer of a direct or indirect interest therein been made, by the Borrower or any of its Subsidiaries;

(ii)	no direct or indirect off-take contract or marketing contract with respect to the OT Project has been entered into by the Borrower or any of its Subsidiaries other than as permitted under the terms of this Agreement;

(jj)	neither the Borrower nor any of its Material Subsidiaries (other than SGR and its Subsidiaries) has any Debt outstanding other than Permitted Debt and the Borrower has repaid all of its obligations to each of HSBC Bank Canada and Bank of Montreal, all credit and loan facilities made available to the Borrower by each of HSBC Bank Canada and Bank of Montreal, as applicable, have been terminated and the Borrower is not permitted to request any further loans or advances under such credit and loan facilities, and each of HSBC Bank Canada and Bank of Montreal have released and forever discharged in full the Borrower from any security interest whatsoever held by or granted each of HSBC Bank Canada and Bank of Montreal, as applicable, with respect to any indebtedness or liability of the Borrower;

(kk)	the Borrower and each of its Material Subsidiaries owns all of its assets, property and undertaking, and has good and marketable title to such assets, property and undertaking, in each case free and clear of all Encumbrances and claims except Permitted Encumbrances;

(ll)	neither the Borrower any of its Material Subsidiaries is in default under any instrument evidencing any Debt or under the terms of any instrument pursuant to which any Debt has been issued or made and delivered, and there exists no state of facts or circumstances which after the giving of notice or the lapse of time or both or otherwise would constitute a default;

(mm)	the General Security Agreement confers the security interest it purports to confer (subject to any limitations to enforcement under Applicable Law) and is fully perfected and creates a first ranking charge over all of the assets, subject to the Permitted Encumbrances, over which it purports to create or evidence security in favour of the Lender;

(nn)	neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the transactions contemplated by the Bridge Funding Facility Documents, exceeds 25 per cent of the Borrower’s market capitalization as determined by the Borrower’s board of directors in accordance with Part 5 of MI 61-101; and

(oo)	no application to list the Borrower Shares issuable pursuant to Section 10 on NASDAQ is required.

Appendix 2

Disclosed Encumbrances

Secured Party	Base Registration Number	Jurisdiction
Canadian Imperial Bank of Commerce	062385G	BC
Rio Tinto South East Asia Limited	463599G	BC
HSBC Bank Canada	614342D	BC—DISCHARGED
GE VFS Canada Limited Partnership	217270H	BC
Rio Tinto South East Asia Limited	2011/10/13 82205	Yukon

Appendix 3

Certain Permitted Debt (as of May 31, 2013)

A.	Debt of Material Subsidiaries (other than SGR and its Subsidiaries)

OT LLC and Borrower Holdco’s

Debtor	Name of Creditor	Title	Interest Rate	Due Date	Amount Owing (US$)
Ivanhoe Mines Delaware Holdings, LLC	Turquoise Hill Resources Ltd.	Intercompany Debt	n/a	n/a	[***]
Ivanhoe Mines Delaware Holdings, LLC	Ivanhoe Mines Aruba Holdings LLC A.V.V.	Intercompany Debt	n/a	n/a	[***]
Ivanhoe Mines Aruba Holdings LLC A.V.V.	Turquoise Hill Resources Ltd.	Intercompany Debt	n/a	n/a	[***]
Ivanhoe Mines Aruba Holdings LLC A.V.V.	THR Oyu Tolgoi Ltd.	Intercompany Debt	n/a	n/a	[***]
THR Oyu Tolgoi Ltd.	Turquoise Hill Resources Ltd.	Intercompany Debt	n/a	n/a	[***]
Turquoise Hill Resources Ltd.	Movele S.a.r.l	Credit Facility	(2)	n/a	[***]
Oyu Tolgoi Netherlands B.V.	Movele S.a.r.l	Credit Facility	(2)	n/a	[***]
Oyu Tolgoi Netherlands B.V.	Movele S.a.r.l	Credit Facility	(2)	n/a	[***]
Oyu Tolgoi Netherlands B.V.	Movele S.a.r.l	Credit Facility	(2)	n/a	[***]
Movele S.a.r.l	Turquoise Hill Luxembourg- Ivanhoe Mines Ltd. Luxembourg Branch	Intercompany Debt	n/a	n/a	[***]
Oyu Tolgoi LLC	Oyu Tolgoi Netherlands B.V.	Credit Facility	(1)	n/a	[***]
Oyu Tolgoi LLC	Movele S.a.r.l	Shareholder Loan	(1)	n/a	[***]
Oyu Tolgoi LLC	Movele S.a.r.l	Promissory Note	(1) (4)	n/a	[***]
Oyu Tolgoi LLC	Movele S.a.r.l	Credit Facility	(1)	n/a	[***]
Oyu Tolgoi LLC	Turquoise Hill Resources Ltd. & Rio Tinto International Holding (or its assignee)	Management Services Payment (3)	n/a	n/a	[***]

					[***]

(1)

Interest shall accrue on a quarterly basis at the rate of LIBOR plus 6.50%. For the avoidance of doubt, the reference to LIBOR (for the relevant quarter) plus 6.50% is an annual effective rate. At the end of each quarter, interest will be calculated on the principal amount of the loan plus accrued interest to that point in time less all repayments made by the company to that point in time. Interest will be computed on the basis of the actual number of days elapsed and a year of 360 days. If a calendar quarter ends on a day which is not a working day, that calendar quarter will be extended to the next working day.

(2)

Interest shall accrue on a quarterly basis at the rate of LIBOR plus 6.44662%. For the avoidance of doubt, the reference to LIBOR (for the relevant quarter) plus 6.44662%. is an annual effective rate. At the end of each quarter, interest will be calculated on the principal amount of the loan plus accrued interest to that point in time less all repayments made by the company to that point in time. Interest will be computed on the basis of the actual number of days elapsed and a year of 360 days. If a calendar quarter ends on a day which is not a working day, that calendar quarter will be extended to the next working day.

(3)	Management Services Payment balance as at March 31, 2013
(4)	This is the balance per the Borrower OT LLC’s balance is approximately [***]. The difference is under discussion with OT LLC and relates to a different date being used in accruing interest.

Other Mongolian Subsidiaries (Non OT)

Debtor	Name of Creditor	Title	Interest Rate	Due Date	Amount Owing (US$)
Asia Gold Mongolia LLC	Turquoise Hill Resources Ltd.	Intercompany Debt	n/a	n/a	[***]
Asia Naran Bulag LLC	Asia Gold Mongolia LLC	Intercompany Debt	n/a	n/a	[***]
THR Kharmagtai Pte Ltd.	Turquoise Hill Resources Ltd.	Intercompany Debt	n/a	n/a	[***]
THR Ulaan Pte Ltd.	THR Kharmagtai Pte Ltd.	Intercompany Debt	n/a	n/a	[***]
THR Ulaan Pte Ltd.	Turquoise Hill Resources Ltd.	Intercompany Debt	n/a	n/a	[***]
THR Ulaan Pte Ltd.	THR Oyu Tolgoi Ltd.	Intercompany Debt	n/a	n/a	[***]
Oyut Ulaan LLC	Turquoise Hill Resources Ltd.	Intercompany Debt	n/a	n/a	[***]
Oyut Ulaan LLC	THR Ulaan Pte Ltd.	Intercompany Debt	n/a	n/a	[***]
Mongolian Gas & Exploration LLC	Turquoise Hill Resources Ltd.	Intercompany Debt	n/a	n/a	[***]

[***]

B.	Guarantees by the Borrower In Relation to Debt of Material Subsidiaries (other than SGR and its Subsidiaries)

None.

Appendix 4

FORM OF GENERAL SECURITY AGREEMENT

THIS AGREEMENT is made as of __________, 20____

BETWEEN:

TURQUOISE HILL RESOURCES LTD., a corporation continued under the laws of the Yukon Territory, whose chief executive office is located at 615 – 999 Canada Place, Vancouver, British Columbia, Canada V6C 3E1 (the “Debtor”)

AND:

RIO TINTO SOUTH EAST ASIA LIMITED, a company incorporated under the laws of England and Wales (including its successors and assigns, the “Secured Party”)

WHEREAS pursuant to a bridge funding agreement dated as of __________, 20_____ between the Debtor, as borrower, and the Secured Party, as lender (as amended, supplemented, restated or otherwise modified from time to time, the “OT Bridge Funding Agreement”), the Secured Party has agreed to make available to the Debtor a bridge credit facility in the principal amount of up to US$___________ (subject to adjustment in accordance therewith) upon the terms and subject to the conditions contained therein;

AND WHEREAS the Debtor has agreed to grant a security interest and assignment, mortgage and charge in the Collateral to the Secured Party in order to secure the performance of the Obligations;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 INTERPRETATION

1.01	Interpretation

(1)	In this Agreement:

(a)	“Agreement” means this general security agreement and all amendments made hereto by written agreement between the Secured Party and the Debtor;

(b)	“Bridge Funding Facility Documents” has the meaning given to such term in the OT Bridge Funding Agreement;

(c)	“Collateral” has the meaning given to such term in Section 2.01 hereof;

(d)	“contractual rights” has the meaning given to such term in Section 2.05 hereof;

(e)	“Equipment” has the meaning given to such term in Section 2.01(c) hereof.

(f)	“Inventory” has the meaning given to such term in Section 2.01(b) hereof;

(g)	“Notice” has the meaning given to such term in Section 5.07 hereof;

(h)	“Obligations” means all obligations and liabilities of the Debtor to the Secured Party under the Bridge Funding Facility Documents, including all debts and liabilities, present or future, direct or indirect and howsoever incurred, at any time owing by the Debtor to the Secured Party or remaining unpaid by the Debtor to the Secured Party under the Bridge Funding Facility Documents, and whether the same is from time to time reduced and thereafter increased, including all interest, commissions, fees, legal and other costs, charges and expenses under the Bridge Funding Facility Documents;

(i)	“OT Bridge Funding Agreement” has the meaning set out in the recitals to this Agreement;

(j)	“OT Interim Funding Agreement” has the meaning given to such term in the OT Bridge Funding Agreement;

(k)	“OT Payment” has the meaning given to such term in the OT Bridge Funding Agreement;

(l)	“Real Property” has the meaning given to such term in Section 2.01(l) hereof;

(m)	“Receiver” has the meaning given to such term in Section 4.01(i) hereof; and

(n)	“Securities” has the meaning given to such term in Section 2.01(f) hereof.

(2) The terms “accessions”, “accounts”, “chattel paper”, “documents of title”, “instruments”, “intangibles”, “inventory”, “proceeds” and “securities” whenever used herein have the meanings given to those terms in the Personal Property Security Act (British Columbia), as now enacted or as the same may from time to time be amended, re-enacted or replaced.

(3) Capitalized terms used herein and not otherwise defined have the meanings given to them in the OT Bridge Funding Agreement.

(4) Any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto and, unless otherwise expressly provided herein, includes a reference to all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding such statute or such regulation.

1.02	Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03	Extended Meanings

In this Agreement, words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The term “including” means “including without limiting the generality of the foregoing”.

ARTICLE 2 GRANT OF SECURITY INTEREST

2.01	Security Interest

As general and continuing security for the payment and performance of all Obligations (whether at stated maturity or due to demand, acceleration or otherwise), the Debtor hereby grants to the Secured Party a security interest in all of the Debtor’s present, future and after-acquired undertaking and property (except for the property of the Debtor described in Section 2.02(a) and Section 2.02(b)), both real and personal (collectively, the “Collateral”); and as further general and continuing security for the payment and performance of the Obligations, the Debtor hereby assigns the Collateral to the Secured Party and mortgages and charges the Collateral as and by way of a fixed and specific mortgage and charge (other than the Real Property (as hereinafter defined), which will be as and by way of a floating charge) to the Secured Party. Without limiting the generality of the foregoing, the Collateral includes and will include all right, title and interest that the Debtor now has or may hereafter have, be entitled to, or acquire in any manner whatsoever (including by way of amalgamation) in the OT Payment and all property of the following kinds:

(a)	Receivables: all debts, accounts, balances, claims and choses in action for monetary amounts which are now or which may hereafter become due, owing or accruing to the Debtor;

(b)	Inventory: all inventory of whatever kind and wherever situated (collectively, the “Inventory”);

(c)	Equipment: all machinery, equipment, fixtures, furniture, plant, vehicles and other tangible personal property which are not Inventory (collectively, the “Equipment”);

(d)	Chattel Paper: all chattel paper;

(e)	Documents of Title: all documents of title, including warehouse receipts, bills of lading and other documents of title, whether negotiable or not;

(f)	Securities: all shares, stock, warrants, bonds, debentures, debenture stock and other securities (collectively, the “Securities”);

(g)	Intangibles: all intangibles not otherwise described in this Section 2.01, including all goodwill, patents, trademarks, copyrights and other intellectual and industrial property;

(h)	Money and Instruments: all bills, notes, cheques and other instruments and all coins or bills or other medium of exchange adopted for use as part of the currency of Canada or of any foreign government;

(i)	Books, Records, Etc.: all books, papers, accounts, invoices, documents and other records in any form evidencing or relating to any of the Collateral and all contracts, securities, instruments and other rights and benefits in respect thereof;

(j)	Substitutions, Etc.: all replacements of, substitutions for and increases, additions and accessions to any of the property described in this Section 2.01;

(k)	Proceeds: all proceeds of any Collateral in any form derived directly or indirectly from any dealing with the Collateral or that indemnifies or compensates for the loss of or damage to the Collateral (including any insurance proceeds);

(l)	Real Property: all real and immovable property of whatsoever nature and kind and wheresoever situate, whether in fee simple, leasehold or of a lesser estate and all benefits, easements, franchises, immunities, licenses, privileges, rights, rights of way and servitudes relating thereto or connected therewith, all apparatus, buildings, chattels, erections, fixtures, fixed equipment, improvements and plant (collectively, the “Real Property”) and all rights under any contract, franchise, lease, mortgage or other agreement relating to the Real Property.

2.02	Exceptions

The security interest, assignment, mortgage and charge granted to the Secured Party pursuant to Section 2.01 will not:

(a)	extend or apply to any of the Debtor’s right, title or interest (whether direct or indirect, present or future) in and to shares in the capital of SouthGobi Resources Ltd. until such time as the Debtor is permitted by The Stock Exchange of Hong Kong Limited to encumber its right, title or interest in and to any such shares;

(b)	extend or apply to the last day of the term of any lease or agreement relating to Real Property, but the Debtor will hold such last day in trust for the Secured Party and, should the Secured Party enforce the said security interest, assignment, mortgage and charge, the Debtor will assign such last day as directed by the Secured Party; or

(c)	render the Secured Party liable to observe or perform any term, covenant or condition of any agreement, document or instrument to which the Debtor is a party or by which it is bound.

2.03	Floating Charge

For the purpose of Section 203 of the Land Title Act (British Columbia), with respect to (and only to) any Real Property, the floating charge created by Section 2.01 will become a fixed charge on the assets, effects, property and undertaking of the Debtor charged hereby upon the earlier of: (a) the Obligations becoming immediately due and payable; (b) the occurrence of an Event of Default; and (c) the occurrence of any other event which by operation of law would result in such floating charge becoming a fixed charge.

2.04	Attachment of Security Interest

The Debtor acknowledges that value has been given and agrees that the security interest granted hereby will attach when the Debtor signs this Agreement or (in respect of any Collateral which is after-acquired property) at the time the Debtor acquires any rights in such Collateral.

2.05	Exception for Contractual Rights

The security interest granted hereby does not and will not extend to, and Collateral will not include, any agreement, right, franchise, licence or permit (the “contractual rights”) to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the security interest herein would constitute a breach of the terms of or permit any person to terminate the contractual rights, but the Debtor must hold its interest therein in trust for the Secured Party and will assign such contractual rights to the Secured Party forthwith upon obtaining the consent of the other party thereto. The Debtor agrees that it will, upon the request of the Secured Party, use all commercially reasonable efforts to obtain any consent required to permit any such contractual rights to be subjected to the security interest granted hereby.

ARTICLE 3 DEALING WITH COLLATERAL

3.01	Dealing with Collateral by the Debtor

(1) To the extent the Debtor sells, leases, assigns, transfers or otherwise disposes of any of the Collateral in accordance with the OT Bridge Funding Agreement, then such Collateral will be released from the security interest granted hereby without further act or formality (but for greater certainty, any proceeds therefrom will be subject to the security interest granted hereby), provided that the Secured Party shall be required to provide such written discharges and releases as the Debtor may reasonably require, at the cost of the Debtor.

(2) Upon the occurrence of an Event of Default and the exercise by the Secured Party of any of its rights and remedies pursuant to Section 4.01, all money received by the Debtor will be held by the Debtor in trust for the Secured Party and must be held separate and apart from other money of the Debtor and paid over to the Secured Party on request.

3.02	Permitted Encumbrances and Priority

(1) The Debtor will be permitted to incur, grant and create Permitted Encumbrances to the extent permitted by the OT Bridge Funding Agreement. The security interest granted hereby will be subordinate to any Permitted Encumbrance that (i) has been or may be incurred, granted or created in accordance with the OT Bridge Funding Agreement (including security granted to the lenders providing the OT Project Financing, provided that such OT Project Financing will permit the Debtor to fully comply with its obligations under Section 9(f) of the OT Bridge Funding Agreement and Section 8(e) of the OT Interim Funding Agreement, failing which compliance the security interest granted hereby will not be subordinate to any such security granted to such lenders and will be deemed never to have been so subordinate, and further provided that the Secured Party will comply with its obligation to release and discharge such security interest granted hereby in accordance with Section 3.02(2)), (ii) is held by a creditor which is not an Affiliate of, and deals at arm’s length with, the Debtor, and (iii) to the extent required by applicable law is properly registered or perfected in accordance with applicable law and is otherwise valid and enforceable as against the Debtor, ordinary unsecured creditors, and any trustee in bankruptcy, receiver or similar official appointed in respect of the Debtor or the Collateral.

(2) The Secured Party will release and discharge the security interest granted hereby upon the prepayment or repayment in full of the Loan Amount under the OT Bridge Funding Agreement and the subsequent termination of the OT Bridge Funding Agreement.

3.03	Registration of Securities

The Secured Party may have any Securities registered in its name or in the name of its nominee and will be entitled but not required to exercise any of the rights that any holder of such Securities may at any time have. However, until an Event of Default has occurred and the Secured Party has exercised any of its rights and remedies pursuant to Section 4.01, the Debtor will be entitled to exercise, in a manner not prejudicial to the interests of the Secured Party or which would not violate or be inconsistent with this Agreement, all voting power from time to time exercisable in respect of the Securities. The Secured Party will not be responsible for any loss occasioned by its exercise of any of such rights or by failure to exercise the same within the time limited for the exercise thereof. The Debtor must from time to time forthwith upon the request of the Secured Party deliver to the Secured Party those Securities requested by the Secured Party duly endorsed for transfer to the Secured Party or its nominee.

3.04	Notification of Account Debtors

Before an Event of Default occurs, the Secured Party may give notice of this Agreement and the security granted hereby to any account debtor of the Debtor or to any other person liable to the Debtor and, after the occurrence of an Event of Default and the exercise by the Secured Party of any of its rights and remedies pursuant to Section 4.01, may give notice to any such account debtors or other person to make all further payments to the Secured Party. Any payment or other proceeds of Collateral received by the Debtor from account debtors or from any other person liable to the Debtor after the occurrence of such Event of Default and exercise of such rights and remedies will be held by the Debtor in trust for the Secured Party and must be held separate and apart from other money of the Debtor and paid over to the Secured Party on request.

3.05	Application of Funds

All money collected or received by the Secured Party in respect of the Collateral may be applied on account of such parts of the Obligations as the Secured Party in its sole discretion determines, or may be held unappropriated in a collateral account, or in the discretion of the Secured Party may be released to the Debtor, all without prejudice to the Secured Party’s rights against the Debtor.

ARTICLE 4 REMEDIES

4.01	Remedies

In addition to any right or remedy otherwise provided herein or by law, on or after the occurrence of any Event of Default that has not been either cured or waived, the Secured Party will have the rights and remedies set out below, all of which may be enforced successively or concurrently:

(a)	the Secured Party may take possession of the Collateral and require the Debtor to assemble the Collateral and deliver or make the Collateral available to the Secured Party at such places as may be specified by the Secured Party, and neither the Secured Party nor any Receiver will be or be deemed to be a mortgagee in possession by virtue of any such actions;

(b)	the Secured Party may take such steps as it considers desirable to maintain, preserve or protect the Collateral;

(c)	the Secured Party may carry on, or concur in the carrying on of, all or any part of the business of the Debtor;

(d)	the Secured Party may have, exercise or enforce any rights of the Debtor in respect of the Collateral;

(e)	the Secured Party may sell, lease or otherwise dispose of the Collateral at public auction, by private tender, by private sale or otherwise either for cash or upon credit, upon such terms and conditions as the Secured Party may determine and without notice to the Debtor unless required by law;

(f)	the Secured Party may accept all or any part of the Collateral in total or partial satisfaction of the Obligations in the manner provided by law;

(g)	the Secured Party may, for any purpose specified herein, including for the maintenance, preservation or protection of any Collateral or for carrying on any of the business or undertaking of the Debtor, borrow money on the security of the Collateral, which security will rank in priority to the security granted hereby;

(h)	the Secured Party may occupy and use all or any of the premises, buildings and plants occupied by the Debtor and use all or any of the Equipment and other property of the Debtor for such time as the Secured Party requires to facilitate the realization of the Collateral, free of charge and the Secured Party will not be liable for any rent, charges, depreciation or damages in connection with such actions, nor will the Secured Party or any Receiver be or be deemed to be a mortgagee in possession by virtue of any such actions;

(i)	the Secured Party may appoint a receiver or receiver and manager (each herein referred to as the “Receiver”) of the whole or any part of the Collateral and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Collateral; and

(j)	the Secured Party may discharge any claim, lien, mortgage, charge, security interest, encumbrance or any rights of others that may exist or be threatened against the Collateral, and in every such case the amounts so paid together with costs, charges and expenses incurred in connection therewith will be added to the Obligations.

4.02	Powers of the Receiver

Any Receiver will have all of the rights and powers that the Secured Party is entitled to exercise pursuant to Section 4.01 but the Secured Party will not be in any way responsible for any misconduct or negligence of any such Receiver.

4.03	Liability of Secured Party

The Secured Party may, without discharging or in any way affecting the security created by this Agreement or any remedy of the Secured Party, (i) grant extensions of time, (ii) take and perfect or abstain from taking and perfecting security, (iii) give up securities, (iv) accept compositions or compromises, (v) grant releases and discharges, and (vi) release any part of the Collateral or otherwise deal with the Debtor, debtors of the Debtor, sureties and others and with the Collateral and other security, in each case as the Secured Party sees fit without prejudice to the liability of the Debtor to the Secured Party or the Secured Party’s rights hereunder.

4.04	Liability of Secured Party

The Secured Party will not be liable or responsible for any failure to seize, collect, realize, or obtain payment with respect to the Collateral and is not bound to institute proceedings or to take other steps for the purpose of seizing, collecting, realizing or obtaining possession or payment with respect to the Collateral or for the purpose of preserving any rights of the Secured Party, the Debtor or any other person in respect of the Collateral. In the exercise of its rights and the performance of its obligations, the Secured Party will only be liable for gross negligence or wilful misconduct.

4.05	Proceeds of Realization

The Secured Party may apply any proceeds of realization of the Collateral to payment of costs, fees and expenses, including those related to the realization of the Collateral, and the Secured Party may apply any balance to payment of all other Obligations in such order as the Secured Party sees fit. If there is any surplus remaining, the Secured Party may pay it to any person entitled thereto by law of whom the Secured Party has knowledge and any balance remaining may be paid to the Debtor. If the realization of the Collateral fails to satisfy the Obligations, the Debtor will be liable to pay any deficiency to the Secured Party.

ARTICLE 5 GENERAL

5.01	Waivers of Legal Limitations

To the fullest extent permitted by law, the Debtor waives all of the rights, benefits and protections that is given by the provisions of any law that imposes limitations upon the powers, rights or remedies of a secured party, including any law that limits the rights of a secured party to both seize Collateral and sue for any deficiency following realization of Collateral.

5.02	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

5.03	Entire Agreement

This Agreement has been entered into pursuant to the provisions of the OT Bridge Funding Agreement and is subject to all the terms and conditions thereof and, if there is any conflict or inconsistency between the provisions of this Agreement and the provisions of the OT Bridge Funding Agreement, the rights and obligations of the parties will be governed by the provisions of the OT Bridge Funding Agreement. Except as provided in the previous sentence, this Agreement cancels and supersedes any prior understandings and agreements between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Secured Party and the Debtor with respect to the subject matter hereof except as expressly set forth herein or in the other Transaction Documents.

5.04	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver or consent by the Secured Party of or to any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the Secured Party purporting to give the same and, unless otherwise provided in the written waiver or consent, will be limited to the specific breach waived or consent given and will not apply to any other or further breach of or default in this Agreement.

5.05	Assignment

The rights of the Secured Party under this Agreement may only be assigned by the Secured Party as permitted under the OT Bridge Funding Agreement. The Debtor may not assign its obligations under this Agreement whether in whole or in part.

5.06	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability will attach only to such provision or part thereof and only with respect to such jurisdiction and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

5.07	Notices

All notices, payments and other required or permitted communications (each a “Notice”) to either party will be in writing, and will be addressed respectively as follows:

(a)	If to the Secured Party:	Rio Tinto South East Asia Limited
2 Eastbourne Terrace
London, W2 6LG
United Kingdom
	Attention:	Company Secretary
	Fax:	+44 (0)207 781 1827

	with a copy by e-mail to:	GlobalTreasuryOperations@riotinto.com

	and a copy to:	McCarthy Tétrault LLP
Suite 5300
Toronto Dominion Bank Tower
Toronto, Ontario
Canada M5K 1E6

	Attention:	Shea Small
	Fax:	+1 416 868 0673

(b)	If to the Debtor:	Turquoise Hill Resources Ltd.
615 – 999 Canada Place
Vancouver, B.C.
Canada V6C 3E1

	Attention:	General Counsel and Corporate Secretary
	Fax:	+1 604 682 2060

or at such other address of fax number or to such other contact person as a party may give Notice to the other party. All Notices will be given by registered mail with acknowledgement of receipt, or by courier, or by fax, with confirmation by registered mail or courier with acknowledgement of receipt. All Notices will be effective and will be deemed given:

(a)	if delivered by hand, immediately;

(b)	in the case of delivery by mail or courier, two Business Days after the date of posting (if posted or couriered to an address in the same country) or five Business Days after the date of posting (if sent by courier to an address in another country); and

(c)	in the case of fax, on receipt by the sender of a transmission control report from the dispatching machine showing the relevant number of pages and the correct destination fax machine number and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day which is not a Business Day in the place to which the notice or communication is sent or is received later than 4.00 pm (local time), it will be taken to have been given or made at the commencement of the next Business Day in that place.

5.08	Additional Continuing Security

This Agreement and the security interest, assignment, mortgage and charge granted hereby are cumulative rights which are in addition to and not in substitution for any other security now or hereafter held by the Secured Party and will not affect or be affected by any other rights, remedies and powers of the Secured Party in respect of the Obligations existing in law, in equity or by statute and this Agreement is a continuing agreement and security that will remain in full force and effect until the full and final payment and performance of the Obligations whereupon the Secured Party will, at the request and sole expense of the Debtor and pursuant to Section 3.02(2) hereof, execute such releases and discharges as the Debtor reasonably requires.

5.09	Further Assurances

(1) The Debtor must at its expense from time to time do, execute and deliver, or cause to be done, executed and delivered, all such financing statements, further assignments, documents, acts, matters and things as may be reasonably requested by the Secured Party for the purpose of giving effect to this Agreement or the OT Bridge Funding Agreement or for the purpose of perfecting the Secured Party’s security in the Collateral or establishing compliance with the representations, warranties and covenants herein contained.

(2) The Secured Party will do, execute and deliver, or cause to be done, executed and delivered, all such documents, recordings, filings, acts, matters and things as may be reasonably requested by the Debtor for the purpose of giving effect to this Agreement or the OT Bridge Funding Agreement, including written confirmation of any of the matters referred to in Sections 3.02 hereof in connection with the creation of Permitted Encumbrances to which the security interest granted hereby will be subordinate.

5.10	Discharge

The Debtor will not be discharged from any of the Obligations or from this Agreement except by a release and discharge signed in writing by the Secured Party, which will not be unreasonably withheld, delayed or made subject to conditions by the Secured Party.

5.11	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

5.12	Executed Copy

The Debtor acknowledges receipt of a fully executed copy of this Agreement.

5.13	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which taken together will constitute one and the same instrument. Any manually executed counterpart hereto delivered by facsimile transmission will be deemed delivery of an original counterpart hereto.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the first date written above.

TURQUOISE HILL RESOURCES LTD.

Per:
(authorized signature)

RIO TINTO SOUTH EAST ASIA LIMITED

Per:
(authorized signature)

Appendix 5

Financial Institutions

ANZ

Bank of Montréal

Bank of Nova Scotia

Bank of Tokyo Mitsubishi UFJ

Barclays

BBVA

BNP Paribas

CIBC

Commonwealth Bank of Australia

Crédit Agricole

Deutsche Bank

HSBC

JP Morgan

Macquarie

Mizuho

Morgan Stanley

National Australia Bank

Natixis

Royal Bank of Canada

Royal Bank of Scotland

Santander

Société Générale

Standard Chartered

Sumitomo Mitsui Banking Corporation

Toronto Dominion

UBS

Westpac

Appendix 6

Legal Opinions

A.	Borrower

1.     Yukon – Lackowicz & Hoffman

•	Incorporation, valid existence and good standing;

•	Corporate power and capacity to own property, carry on business and execute, deliver and perform its obligations under the Bridge Funding Facility Documents and the Omnibus Amending Agreement;

•	All necessary corporate action taken to authorize execution, delivery and performance of the Bridge Funding Facility Documents and the Omnibus Amending Agreement;

•	Due execution and delivery of the Bridge Funding Facility Documents and the Omnibus Amending Agreement;

•

No consent, approval, authorization, filing, etc. required with courts, regulatory authorities, etc. for execution, delivery or performance of the Bridge Funding Facility Documents and the Omnibus Amending Agreement;

•	Execution, delivery and performance of the Bridge Funding Facility Documents and the Omnibus Amending Agreement will not conflict with articles, by-laws or Yukon law;

•	General Security Agreement creates a valid security interest;

•	Registration made where necessary in the Yukon to perfect the security created by the General Security Agreement;

•	Authorized and issued capital of the Borrower; and

•

Up to 100,587,901 Conversion Shares having been duly reserved and authorized for issuance by the Borrower, and when issued upon the conversion of all or part of the Loan Amount in accordance with the provisions of the Bridge Facility, the Conversion Shares so issued shall be fully paid and non-assessable shares in the capital of the Borrower.

2.     BC – Bull, Housser & Tupper

•	The Borrower a reporting issuer not in default;

•	The Borrower validly extra-provincially registered in B.C.;

•

Other than PPSA financing statements, no consent, approval, authorization, filing, etc. required with courts, regulatory authorities, etc. for execution, delivery or performance of the Bridge Funding Facility Documents and the Omnibus Amending Agreement;

•	Execution, delivery and performance of the Bridge Funding Facility Documents and the Omnibus Amending Agreement will not conflict with B.C. law;

•	The Omnibus Amending Agreement and the General Security Agreement constitutes a legal, valid, binding and enforceable obligation of the Borrower;

•	General Security Agreement creates a valid security interest;

•	Registration made where necessary in B.C. to perfect the security created by the General Security Agreement;

•	Choice of U.K. laws for the Agreement valid;

•	Enforceability of U.K. judgments by a B.C. court;

•	The Borrower having received conditional approval from the TSX for the listing of the Borrower Shares to be issued upon conversion of all or part of the Loan Amount;

•

The issuance of the conversion feature in this Agreement, and the Borrower Shares to be issued thereunder, being exempt from the requirement of the Borrower to prepare a prospectus, file any document, take any proceeding or obtain any consent under Canadian Securities Laws; and

•

The first trade of the Borrower Shares to be issued upon conversion of all or part of the Loan Amount being exempt from the prospectus requirements of Canadian Securities Laws, subject to customary conditions set out in National Instrument 45-102 Resale of Securities.

3.     English – White & Case, London

•

No consents, licenses, approvals or authorizations of any governmental or other authority or agency in the United Kingdom are required by the Borrower by law for execution of this Agreement and performance of this Agreement;

•	No requirement under English law for the filing of this Agreement with any court or other authority in England and Wales to ensure enforceability or admissibility in evidence;

•	Execution of this Agreement and the performance of this Agreement by the Borrower will not conflict with English law; and

•	This Agreement constitutes legal, valid, binding and enforceable obligations of the Borrower.

Appendix 7

Sample Form of Funding Request

To:	Rio Tinto International Holdings Limited (“Rio Tinto”)

And To:	Rio Tinto South East Asia Limited (the “Lender”)

Re:	Required funds for the month ended •, 2013: U.S.$• (the “Required Funds”)

(Amounts in thousands of U.S. dollars)

REQUIRED FUNDS	$	•

(Amounts in thousands of U.S. dollars)

Available Funds (for the month ending •, 2013)
A OT Account balance (as of the date of this Request Notice)	$	•
B Less Permitted OT Account Reserve	$	•
Less Monthly Estimate	$	•
AVAILABLE OT FUNDS (Difference of A and B)	$	•
Less Expected •, 2013 interest payment (the “Interest Amount”)	$	•
Funding Call Deficiency	$	•

Reference is made to the bridge funding agreement dated as of June 28, 2013 between Turquoise Hill Resources Ltd., as borrower, and the Lender, as lender (the “OT Bridge Funding Agreement”)

Pursuant to the Funding Notice dated •, 2013 regarding the Required Funds for the month of • 2013 delivered to the undersigned in accordance with Section 44 of the heads of agreement dated December 8, 2010, (as amended, supplemented or restated from time to time, the “Heads of Agreement”) between the undersigned and Rio Tinto, the undersigned hereby: (check as applicable)

☐	Confirms that it has sufficient Available OT Funds to meet the request for Required Funds.

OR

☐	Confirms that it has sufficient availability under the OT Bridge Funding Agreement in the amount of $• to meet the Funding Call Deficiency.

AND

☐	Requests a drawdown under the OT Bridge Funding Agreement in the amount of $•, such amount being sufficient to meet the Funding Call Deficiency.

[Certifications pursuant to Section 6(b)(iii), (iv) and (v) to be included in any subsequent Funding Request delivered after the first Funding Request hereunder.]

All capitalized terms used herein shall have the meanings ascribed to such terms in the Heads of Agreement and the OT Bridge Funding Agreement, as applicable. Unless otherwise indicated herein, all references to currency herein are to lawful money of the United States and, for greater certainty, “$” means United States dollars.

The undersigned hereby irrevocably authorizes and direct the Lender to wire:

1.	[Application of draw and amount of each tranche and date of each tranche, if applicable, to be inserted.]

Dated •, 2013

TURQUOISE HILL RESOURCES LTD.

Per:

Chief Financial Officer

Appendix 8

Flow of Investment Funds

PART A – Borrower Wire Transfer Instructions

[***]

PART B – Flow of Funds through Borrower Holdcos

[***]